                                                                      EXHIBIT 99

                              FINANCIAL STATEMENTS


                                                                        PAGE NO.
I. GENZYME GENERAL...............................................

   Supplemental Combined Selected Financial Data.................           2

   Management's Discussion and Analysis of Genzyme General's
       Financial Condition and Results of Operations.............           4

   Supplemental Combined Statements of Operations For the Three
       Months Ended March 31, 1999 and 1998 (unaudited) and the
       Years Ended December 31, 1998, 1997 and 1996..............          10

   Supplemental Combined Balance Sheets as of March 31, 1999
       (unaudited) and December 31, 1998 and 1997................          12

   Supplemental Combined Statements of Cash Flows For the Three
       Months Ended March 31, 1999 and 1998 (unaudited) and the
       Years Ended December 31, 1998, 1997 and 1996..............          13

   Notes to Supplemental Combined Financial Statements...........          15

   Report of Independent Accountants.............................          40

GENZYME GENERAL
SUPPLEMENTAL COMBINED SELECTED FINANCIAL DATA(1)

The following Supplemental Combined Selected Financial Data reflects the results of operations and financial position of Genzyme General Division ("Genzyme General") and should be read in conjunction with the Supplemental financial statements and accompanying footnotes of Genzyme General.

SUPPLEMENTAL COMBINED STATEMENTS OF OPERATIONS DATA
(AMOUNTS IN THOUSANDS)

                                                       FOR THE THREE MONTHS
                                                         ENDED MARCH 31,                 FOR THE YEARS ENDED DECEMBER 31,
                                                      ---------------------    ----------------------------------------------------
                                                        1999         1998        1998       1997       1996       1995       1994
                                                           (unaudited)
Revenues:
   Net product sales ...............................  $136,349     $115,143    $509,727   $429,092   $373,769   $304,365   $238,645
   Net service sales ...............................    13,892       13,700      55,445     55,835     61,638     47,230     49,686
   Revenues from research and development contracts:
    Related parties ................................       480          894       3,568      8,041     23,011     26,758     20,883
    Other ..........................................        45          159         579      3,400      2,310        202        600
                                                      --------     --------    --------   --------   --------   --------   --------
     Total revenues ................................   150,766      129,896     569,319    496,368    460,728    378,555    309,814

Operating costs and expenses:
   Cost of products sold ...........................    27,967       31,627     138,802    146,226    123,276    113,231     92,226
   Cost of services sold ...........................     8,755        8,127      34,240     35,451     42,889     31,137     32,116
   Selling, general and administrative .............    35,725       31,163     126,172    118,616    107,219     94,944     79,862
   Research and development ........................    21,065       15,193      73,139     62,905     62,276     51,936     44,293
   Amortization of intangibles .....................     2,086        1,768       7,610      6,887      5,865      4,647      4,741
   Purchase of in-process research and development .      --           --          --         --      106,469     14,216       --
   Other ...........................................      --           --          --         --        1,000       --         --
                                                      --------     --------    --------   --------   --------   --------   --------

     Total operating costs and expenses ............    95,598       87,878     379,963    370,085    448,994    310,111    253,238
                                                      --------     --------    --------   --------   --------   --------   --------
Operating income ...................................    55,168       42,018     189,356    126,283     11,734     68,444     56,576

Other income (expenses):
   Equity in net loss of unconsolidated affiliates .    (7,756)      (2,854)    (19,739)    (5,782)    (3,656)    (1,809)    (1,350)
   Gain on affiliate sale of stock .................       606         --         2,369       --        1,013       --         --
   Minority interest ...............................       866          864       4,285       --         --        1,608      1,659
   Gain on sale of product line ....................      --           --        31,202       --         --         --         --
   Gain on sale of investments .....................     1,963         --         3,391       --        1,711       --         --
   Charge for impaired investments .................      --           --        (3,397)      --         --         --       (9,431)
   Other ...........................................      --           --          --       (2,000)      --         --       (1,980)
   Investment income ...............................     7,923        2,868      22,953      9,940     13,825      7,428      9,072
   Interest expense ................................    (5,049)      (1,971)    (16,994)    (8,074)    (6,784)    (1,069)    (1,354)
                                                      --------     --------    --------   --------   --------   --------   --------
     Total other income (expenses) .................    (1,447)      (1,093)     24,070     (5,916)     6,109      6,158     (3,384)
                                                      --------     --------    --------   --------   --------   --------   --------
Income before income taxes .........................    53,721       40,925     213,426    120,367     17,843     74,602     53,192
Provision for income taxes .........................   (20,216)     (15,790)    (80,374)   (43,725)   (28,530)   (34,234)   (19,056)
                                                      --------     --------    --------   --------   --------   --------   --------
Net income (loss) ..................................    33,505       25,135     133,052     76,642    (10,687)    40,368     34,136
Tax benefit allocated from Genzyme Tissue Repair ...     3,962        4,406      16,394     17,666     17,011      8,857      1,860
Tax benefit allocated from Genzyme Molecular
  Oncology .........................................     1,934        1,235       3,527      2,755       --         --         --
Tax benefit allocated from Genzyme Surgical
  Products .........................................     3,825        3,280      17,936     10,112      7,487      3,728      2,715
                                                      --------     --------    --------   --------   --------   --------   --------

Net income attributable to Genzyme General
  Division Common Stock ("GENZ Stock") .............  $ 43,226     $ 34,056    $170,909   $107,175   $ 13,811   $ 52,953   $ 38,711
                                                      ========     ========    ========   ========   ========   ========   ========

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          FOR THE THREE MONTHS ENDED
                                                   MARCH 31,                       FOR THE YEARS ENDED DECEMBER 31,
                                          --------------------------    -----------------------------------------------------
                                             1999           1998         1998        1997       1996       1995       1994
                                                   (unaudited)
GENZYME GENERAL COMMON SHARE DATA:
Net income attributable to
 GENZ Stock............................   $   43,226     $   34,056    $170,909    $107,175    $13,811    $52,953    $38,711
                                          ==========     ==========    ========    ========    =======    =======    =======


Per Genzyme General common share:

Net income per Genzyme
 General common share - basic .........   $     0.53     $     0.43    $   2.16    $   1.40    $  0.20    $  0.95    $  0.80
                                          ==========     ==========    ========    ========    =======    =======    =======

Weighted average shares outstanding ...       81,958         78,760      79,063      76,531     68,289     55,531     48,141
                                          ==========     ==========    ========    ========    =======    =======    =======

Net income per Genzyme General common
 and common equivalent share-diluted ..   $     0.49     $     0.42    $   2.06    $   1.36    $  0.19    $  0.83    $  0.70
                                          ==========     ==========    ========    ========    =======    =======    =======

Adjusted weighted average shares
 outstanding...........................       92,591         81,200      85,822      78,925     73,038     63,967     55,321
                                          ==========     ==========    ========    ========    =======    =======    =======



COMBINED BALANCE SHEET DATA(1):

                                         MARCH 31,                                  DECEMBER 31,
                                           1999            1998          1997          1996           1995           1994
                                        ----------      ----------    ----------    ----------     ----------     ----------
                                        (unaudited)
Cash and investments ..............     $  609,122      $  556,097    $  192,222    $  169,543     $  278,663     $  128,652
Working capital ...................        415,575         381,685       273,697       340,817        307,918         83,114
Total assets ......................      1,450,000       1,410,391       960,490       975,910        854,411        629,887
Long-term debt and convertible debt        274,883         274,646       117,978       223,846        124,473        126,555
Division equity ...................        973,625         939,967       745,895       645,185        659,106        395,394


There were no cash dividends paid.


(1) On June 28, 1999 (the "Distribution Date"), Genzyme distributed to the holders of GENZ Stock of record as of June 14, 1999, 0.17901 share of Genzyme Surgical Products Division ("Genzyme Surgical Products" or "GSP") Common Stock for each share of GENZ Stock held. Genzyme Surgical Products was created from Genzyme's existing surgical products business, which previously operated as a business unit of Genzyme General. The Supplemental Combined Financial Statements reflect the financial position and results of operations and cash flows of Genzyme General after giving effect for the distribution of GZSP Stock. Upon publication of Genzyme General's combined financial statements for a period which includes the Distribution Date, the Supplemental Combined Financial Statements will become the historical combined financial statements of Genzyme General.

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF GENZYME GENERAL'S FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


INTRODUCTION

The following discussion and analysis relates to the Supplemental Combined Financial Statements of Genzyme General Division ("Genzyme General") as of March 31, 1999 and December 31, 1998 and 1997, and for the periods ended March 31, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996 (the "Supplemental Combined Financial Statements").

This discussion contains forward-looking statements. These forward-looking statements represent the expectations of the management of both Genzyme General and Genzyme as of the date of the filing of this Form 8-K. The actual results for Genzyme General and Genzyme could differ materially from those anticipated by the forward-looking statements due to the risks and uncertainties described under the caption "Uncertainties" in Note A., "Summary of Significant Accounting Policies" in the notes to the Supplemental Combined Financial Statements set forth in this Form 8-K and under the caption "Factors Affecting Future Operating Results" in the sections entitled "Management's Discussion and Analysis of Genzyme General's Financial Condition and Results of Operations" and "Management's Discussion and Analysis of Genzyme Corporation and Subsidiaries' Financial Condition and Results of Operations" in Exhibit 13.1 of Genzyme's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "1998 Genzyme 10-K") and are incorporated herein by reference. Stockholders and potential investors should consider carefully each of these risks and uncertainties in evaluating the financial condition and results of operations of Genzyme General.

On June 28, 1999 (the "Distribution Date") Genzyme distributed to the holders of Genzyme General Division Common Stock ("GENZ Stock") approximately 14.8 million shares of Genzyme Surgical Products Division Common Stock ("GZSP Stock"). The Supplemental Combined Financial Statements reflect the financial position and results of operations and cash flows of Genzyme General after giving effect for the distribution of GZSP Stock. Upon publication of Genzyme General's combined financial statements for a period which includes the Distribution Date, the Supplemental Combined Financial Statements will become the historical combined financial statements of Genzyme General. See Note A to the Supplemental Combined Financial Statements.

Genzyme provides separate financial statements for the Company and its subsidiaries on a consolidated basis and for each of Genzyme General, Genzyme Surgical Products Division ("Genzyme Surgical Products" or "GSP"), Genzyme Molecular Oncology Division ("Genzyme Molecular Oncology" or "GMO") and Genzyme Tissue Repair Division ("Genzyme Tissue Repair" or "GTR"). GSP was created from Genzyme's existing surgical products business, which previously operated as a business unit of Genzyme General. It primarily consists of the products and assets of Genzyme acquired upon the purchase of Deknatel Snowden Pencer, Inc. ("DSP") in 1996, Genzyme's portfolio of hyaluronic acid-based anti-adhesion products and product candidates ("Sepra Products"), and Genzyme's research and development programs in gene and cell therapy for cardiovascular disease. The financial statements of each division include the financial position, results of operations and cash flows of programs and products allocated to the division under the Company's Restated Articles of Organization, as amended (the "Charter"), and the management and accounting policies adopted by the Genzyme Board of Directors (the "Genzyme Board") to govern the relationship of the divisions. The financial information of Genzyme General, GSP, GMO and GTR taken together, include all accounts which comprise the consolidated financial information presented for Genzyme and its subsidiaries.

For purposes of financial statement presentation, all of the Company's programs and products are allocated to either Genzyme General, GSP, GMO or GTR. Notwithstanding this allocation, Genzyme continues to hold title to all of the assets and is responsible for all of the liabilities allocated to each of the divisions. Holders of GENZ Stock, GZSP Stock, Genzyme Molecular Oncology Division Common Stock ("GZMO Stock") and Genzyme Tissue Repair Division Common Stock ("GZTR Stock") have no specific claim against the assets attributed to the division whose performance is associated with the series of stock they hold. Liabilities or contingencies of one division that affect Genzyme's resources or financial condition could affect the financial condition or results of operations of the other divisions.

Stockholders and potential investors should, therefore, read this discussion and analysis of Genzyme General's financial position and results of operations in conjunction with the supplemental financial statements and related notes of Genzyme General. Stockholders and potential investors should also read the discussion and analysis of Genzyme's financial position and results of operations and the consolidated financial statements and related notes of Genzyme which are included in Exhibit 13.1 of the 1998 Genzyme 10-K, and Genzyme's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, and are incorporated herein by reference.


RESULTS OF OPERATIONS

The following discussion summarizes the key factors management considers necessary in reviewing Genzyme General's combined results of operations, which are restated to reflect the Distribution of GZSP Stock, for the three months ended March 31, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996. Detailed discussion and analysis of the consolidated results of operations of Genzyme and its subsidiaries, which include the combined results of Genzyme General, Genzyme Molecular Oncology and Genzyme Tissue Repair, are provided separately in Genzyme's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999 under "Management's Discussion and Analysis of Genzyme Corporation and Subsidiaries' Financial Condition and Results of Operations" and in the 1998 Genzyme 10-K under "Management's Discussion and Analysis of Genzyme Corporation and Subsidiaries' Financial Condition and Results of Operations."


MARCH 31, 1999 AS COMPARED TO MARCH 31, 1998

REVENUES

Total revenues for the three months ended March 31, 1999 increased 16% to $150.8 million from $129.9 million in the corresponding period of 1998.

Product revenues for the three months ended March 31, 1999 increased 18% to $136.3 million from $115.1 million in the comparable period of 1998.

Revenues for the Therapeutics business unit consisted primarily of sales of Cerezyme(R) enzyme and Ceredase(R) enzyme, and increased 24% to $118.9 million for the three months ended March 31, 1999 from $95.6 million in the corresponding period in 1998 due to increased sales of Cerezyme(R) enzyme. Combined revenues for Cerezyme(R) enzyme and Ceredase(R) enzyme for the three months ended March 31, 1999 were $113.8 million as compared to $93.5 million for the same period of 1998. Genzyme General's results of operations are highly dependent on these products, which together represent 83% of product sales for the three months ended March 31, 1999, compared to 81% in the corresponding period of last year. Therapeutics revenues for the first quarter of 1999 also include sales of Thyrogen(R) hormone and lipids and peptides for drug delivery.

Revenues from the Diagnostics business unit consist of product sales and genetic testing service revenues. Revenues for the Diagnostics business unit decreased 6% to $28.6 million for the three months ended March 31, 1999 from $30.5 million in the same period of last year. The decrease in Diagnostics revenues for the quarter reflects the sale of Genzyme's research products business to TECHNE Corporation and its wholly-owned subsidiary, Research Diagnostic Systems, Inc. (collectively, "TECHNE") in July 1998 (the "TECHNE Sale"). The research products business had revenues of approximately $4.0 million per quarter at the time it was sold. Diagnostic product revenues now include royalties on sales by TECHNE's biotechnology group. Excluding revenues from the research products business, diagnostic product sales increased 16% for the three months ended March 31, 1999 to $14.7 million compared to the same period last year. Revenues from genetic testing services were $13.9 million for the first quarter of 1999, up slightly in comparison to the corresponding period of 1998.

International sales as a percentage of total product and service sales for the three months ended March 31, 1999 decreased to 42% from 44% for the corresponding period of 1998.


MARGINS AND OPERATING EXPENSES

Gross margins for the quarters ended March 31, 1999 and 1998 were 76% and 69%, respectively, due primarily to increased Cerezyme(R) enzyme sales. Genzyme General provides a broad range of health care products and services, resulting in a range of gross margins depending on the particular market conditions of each product or service. Product margins for the three months ended March 31, 1999 were 79% compared to 73% for the same period of 1998. The increase in product margins is primarily due to increased sales volume of Cerezyme(R) enzyme. Genetic testing service margins for the three months ended March 31, 1999 decreased to 37%, in comparison to 41% for the corresponding period of 1998, due primarily to less capacity utilization in the three months ended March 31, 1999.

Selling, general and administrative ("SG&A") expenses and amortization of intangibles for the three months ended March 31, 1999 were $37.8 million as compared to $32.9 million for the same period in 1998, an increase of 15%. The increase was due primarily to increased staffing in support of the growth in several product lines and costs associated with the market introduction of Thyrogen(R) hormone in January 1999.

Research and development expenses for the three months ended March 31, 1999 were $21.1 million compared to $15.2 million for the three months ended March 31, 1998, an increase of 39%, due primarily to increased costs in connection with the spending of ATIII LLC, the joint venture between Genzyme and Genzyme transgenics Corporation ("GTC") for the development and commercialization of transgenic recombinant antithrombin III ("ATIII"), and increased spending on alpha-galactosidase for Fabry disease.


OTHER INCOME AND EXPENSES

Other income and expenses for the three months ended March 31, 1999 was a net other expense of $1.4 million compared to a net other expense of $1.1 million in the three months ended March 31, 1998. Equity in net loss of Genzyme's unconsolidated affiliates increased to $7.8 million for the three months ended March 31, 1999 from $2.9 million for the three months ended March 31, 1998. The change is primarily due to (i) increased losses from RenaGel LLC, Genzyme's joint venture with GelTex Pharmaceuticals, Inc. ("GelTex") for the development and commercialization of Renagel(R) Capsules (sevelamer hydrochloride), which was established on June 17, 1997; (ii) Genzyme's portion of the losses resulting from Pharming/Genzyme LLC, Genzyme's joint venture with Pharming Group N.V. ("Pharming") for the development and commercialization of human alpha glucosidase ("hAG") as a treatment for Pompe disease, which became effective on October 9, 1998; and (iii) Genzyme's portion of the losses resulting from BioMarin/Genzyme LLC, Genzyme's joint venture with BioMarin Pharmaceutical Inc. ("BioMarin") for the development and commercialization of alpha-L-iduronidase for the treatment of mucopolysaccharidosis ("MPS I"), which was established on September 14, 1998.

For the three months ended March 31, 1999, other income and expense, net, also includes a gain of $0.6 million on Genzyme's investment in GTC due to issuance by GTC of its common stock and a gain of $2.0 million on the sale of TECHNE common stock that was acquired by Genzyme in the TECHNE sale. There were no comparable amounts in the same period of 1998. For each of the three months ended March 31, 1999 and 1998, Genzyme recorded minority interest of $0.9 million, representing the portion of the results of ATIII LLC allocated to GTC.

Investment income increased to $7.9 million for the three months ended March 31, 1999 from $2.9 million for the same period of 1998. The increase was due to higher average cash balances resulting primarily from the net proceeds from the issuance in May 1998 of $250.0 million in principal amount of 5 1/4% Convertible Subordinated Notes due June 1, 2005 (the "GGD Notes") and increased cash provided by operating activities. Interest expense was $5.0 million for the three months ended March 31, 1999, compared to $2.0 million for the corresponding period of 1998. The increase was due to additional interest expense related to the GGD Notes and interest expense related to the $21.2 million in principal amount of 5% Convertible Subordinated Debentures due August 29, 2003 (the "GGD Debentures").

The tax provisions for the three months ended March 31, 1999 and 1998 vary from the U.S. statutory tax rate because of the provision for state income taxes, nondeductible interest, the foreign sales corporation, nondeductible amortization of intangibles, tax credits and Genzyme General's share of the losses of certain unconsolidated affiliates. The effective tax rate for the three months ended March 31, 1999 decreased to 38% from 39% for the same period of 1998. For the three months ended March 31, 1999, tax benefits allocated from GSP, GMO and GTR of $3.8 million, $1.9 million and $4.0 million, respectively, reduced Genzyme General's tax rate to 20% and in the corresponding period of 1998, tax benefits allocated from GSP, GMO and GTR of $3.3 million, $1.2 million and $4.4 million, respectively, reduced Genzyme General's tax rate to 17%. The difference is attributable to the fact that the same approximate dollar benefits from GSP, GMO and GTR gave a lower percentage of benefit on an increased profit before tax.


1998 AS COMPARED TO 1997

REVENUES

Total revenues for 1998 were $569.3 million compared to $496.4 million in 1997, an increase of 15%. Product and service revenues were $565.2 million, compared to $484.9 million in 1997, an increase of 17%. Revenues from research and development contracts for 1998 were $4.1 million compared to $11.4 million in 1997, a decrease of 64%.

Product revenues in 1998 increased 19% to $509.7 million from $429.1 million in 1997, due primarily to increased sales of Cerezyme(R) enzyme.

In 1998, sales of products by Genzyme General's Therapeutics business unit consisted primarily of sales of Cerezyme(R) enzyme and Ceredase(R) enzyme. Sales of Cerezyme(R) enzyme and Ceredase(R) enzyme increased 24% to $411.1 million from $332.7 million in 1997 due to continued growth in new patient accruals in existing markets and strong international sales. Genzyme General's results of operations are highly dependent on sales of Cerezyme(R) enzyme and Ceredase(R) enzyme, which together represented 81% of Genzyme General's product sales in 1998 compared to 78% in 1997.

Revenues from the Diagnostics business unit consist of product sales and genetic testing service revenues. On July 1, 1998, Genzyme completed the sale of substantially all of the assets of its research products business to TECHNE. The research products business contributed $9.1 million and $15.8 million of revenue in 1998 and 1997, respectively. Despite the sale of these assets, product sales of diagnostic products in 1998 were level with 1997. Service revenues in 1998 were level with 1997.

International sales as a percentage of total product and service sales in 1998 increased to 43% from 39% in 1997, due primarily to a 32% increase in combined international sales of Cerezyme(R) enzyme and Ceredase(R) enzyme.

Revenues from research and development contracts for 1998 decreased 64% to $4.1 million from $11.4 million in 1997, due primarily to a decrease in services performed for GTC.


MARGINS AND OPERATING EXPENSES

Total gross margins for 1998 were 69% compared to 63% in 1997. Excluding other charges described below, gross margins for 1998 were 72% compared to 66% in 1997. Genzyme General provides a broad range of health care products and services, resulting in a range of gross margins depending on the particular market conditions of each product or service. Product margins for 1998 were 73%, including certain other charges described below, compared to 66% in 1997, including certain other charges described below. The increase in product margins in 1998 is primarily due to increased sales of Cerezyme(R) enzyme.

In the third quarter of 1998, Genzyme General recorded charges of $14.8 million associated with the write-down of inventories in the Therapeutics business unit. The conversion of patients with Gaucher disease from Ceredase(R) enzyme to Cerezyme(R) enzyme is substantially complete. Based on its successful progress in converting patients from Ceredase(R) enzyme to Cerezyme(R) enzyme, Genzyme General determined that its existing supply of finished goods of Ceredase(R) enzyme was sufficient to meet patient needs. As a result, in the third quarter of 1998, Genzyme General recorded a $14.8 million charge to cost of products sold primarily for the excess inventory used to make Ceredase(R) enzyme.

Without the other charges described above, product margins in 1998 would have been 76% compared to 70% in 1997, excluding the other charges described below. Product margins, without other charges, increased in 1998 due to increased sales of Cerezyme(R) enzyme. Service margins for 1998 were 38% compared to 37% in 1997.

SG&A expenses and amortization of intangibles for 1998 were $133.8 million compared to $125.5 million in 1997, an increase of 7%. The increase was due primarily to increased sales and marketing expenses related to the product launch of Thyrogen(R) hormone and increased expenditures in support of Cerezyme(R) enzyme.

Research and development expenses for 1998 were $73.1 million compared to $62.9 million in 1997, an increase of 16%. The increase was primarily due to $12.0 million of additional research and development expenses resulting from the consolidation of the results of ATIII LLC, for which there were no comparable amounts in 1997.


OTHER INCOME AND EXPENSES

Other income and expenses was a net other income of $24.1 million in 1998 compared to net other expense of $5.9 million in 1997. The 1997 amount includes $2.0 million of other charges related to the uncertainty of collection of certain notes receivable.

Other income and expenses includes $19.7 million in equity in net loss of unconsolidated affiliates in 1998 compared to $5.8 million in equity in net loss of unconsolidated affiliates in 1997. The increase in equity in net loss of unconsolidated affiliates was primarily due to (i) increased losses from GTC;
(ii) increased losses resulting from RenaGel LLC; and (iii) Genzyme's portion of the losses resulting from Pharming/Genzyme LLC and BioMarin/Genzyme LLC.

Other income and expense includes a gain of $2.4 million on Genzyme's investment in GTC due to the issuance by GTC of shares of its common stock, which was recorded in June 1998.

For the year ended December 31, 1998, Genzyme General recorded minority interest in the results of ATIII LLC of $4.3 million, representing GTC's portion of the losses of the joint venture for 1998. There was no comparable amount in the corresponding period of 1997.

In July 1998, Genzyme General recorded a gain of $31.2 million in connection with the TECHNE Sale. In addition, a gain on sale of investment of $3.4 million was recorded in December 1998 upon the sale of a portion of the shares of TECHNE common stock acquired by Genzyme in that transaction. There were no comparable amounts in the corresponding period of 1997.

Genzyme General recorded a charge for an impaired investment of $3.4 million related to a strategic investment in a company whose common stock price decline was considered "other than temporary."

Investment income for 1998 was $23.0 million, compared with $9.9 million for 1997. The increase was due to higher average cash balances resulting primarily from the proceeds from the issuance in May 1998 of the GGD Notes. Interest expense for 1998 was $17.0 million, compared to $8.1 million in 1997. The increase was due to additional interest expense related to the issuance of the GGD Notes and interest expense related to the GGD Debentures.

The net tax provision for 1998 varies from the U.S. statutory tax rate because of the provision for state income taxes, the foreign sales corporation, nondeductible amortization of intangibles, tax credits and Genzyme General's share of the losses of certain unconsolidated affiliates. In 1998, the effective tax rate was 38%, compared to 36% in 1997. The allocated tax benefit generated by GSP, GMO and GTR of $17.9 million, $3.5 million and $16.4 million, respectively, in 1998 and $10.1 million, $2.8 million and $17.7 million, respectively, in 1997 reduced Genzyme General's tax rate to 20% and 11% in 1998 and 1997, respectively. The difference is attributable to the fact that the same dollar benefits gave a lower percentage of benefit over an increased profit before tax.


1997 AS COMPARED TO 1996

In the fourth quarter of 1997, Genzyme General recorded $21.8 million of charges mainly associated with its Pharmaceutical businesses and the sale of Genetic Design, Inc. ("GDI"), which was sold in 1996. The Pharmaceuticals business now focuses on products that are more consistent with Genzyme General's long-term business strategy of moving towards higher-value products and away from fine chemical and bulk pharmaceuticals. This change in strategy resulted in an $18.1 million charge to cost of products sold, primarily related to the melatonin, bulk pharmaceuticals and fine chemical product lines that were discontinued. Genzyme General also recorded a $2.0 million charge to other expense related to the uncertainty of collection on certain notes receivable and $1.7 million of charges to SG&A expense primarily related to certain headcount reductions.

REVENUES

Total revenues for 1997 were $496.4 million compared to $460.7 million in 1996, an increase of 8%. Product and service revenues were $484.9 million, compared to $435.4 million in 1996, an increase of 11%. Revenues from research and development contracts for 1997 were $11.4 million compared to $25.3 million in 1996, a decrease of 55%.

Product revenues in 1997 increased 15% to $429.1 million from $373.8 million in 1996, due primarily to increased sales of Cerezyme(R) enzyme.

Sales of Therapeutic products in 1997 consisted primarily of sales of Cerezyme(R) enzyme and Ceredase(R) enzyme. Sales of Cerezyme(R) enzyme and Ceredase(R) enzyme increased 26% to $332.7 million from $264.6 million in 1996, due to continued growth in new patient accruals in existing markets. Sales of Cerezyme(R) enzyme and Ceredase(R) enzyme together represented 78% of consolidated product sales in 1997 compared to 71% in 1996.

Pharmaceuticals product sales in 1997 decreased 31% from 1996 due primarily to a significant decline in sales of melatonin. Melatonin sales began to decline materially during the second half of 1996 due to reduced demand and Genzyme General discontinued this product line in the fourth quarter of 1997.

Product sales of diagnostic products in 1997 were level with 1996. Service revenues for genetic testing in 1997 decreased 9% primarily due to the loss of revenue from GDI, which was sold in November 1996. This decrease was offset in part by higher unit volumes that were primarily attributable to the acquisition of Genetrix, Inc. ("Genetrix"), which was included in Genzyme General's results of operations from May 1, 1996.

International sales as a percentage of total product and service sales in 1997 increased to 39% from 37% in 1996, due primarily to a 32% increase in combined international sales of Cerezyme(R) enzyme and Ceredase(R) enzyme.

Revenues from research and development contracts for 1997 decreased 55% to $11.4 million from $25.3 million in 1996, due primarily to the absence of revenue from Neozyme II Corporation ("Neozyme II"), which was acquired by Genzyme in the fourth quarter of 1996. This decrease was offset in part by increases in revenues from research and development contracts with third parties. Revenues from Neozyme II were $19.8 million in 1996.


MARGINS AND OPERATING EXPENSES

Total gross margins for 1997 were 63% compared to 62% in 1996. Excluding the effects of special charges, gross margins were 66% in 1997. Genzyme General provides a broad range of health care products and services, resulting in a range of gross margins depending on the particular market conditions of each product or service. Product margins for 1997 decreased to 66% from 67% in 1996. Excluding the effects of special charges, product margins in 1997 were 70%. Service margins for 1997 increased to 37% from 30% in 1996 due to the consolidation of Genetrix, the sale of GDI in 1996 and the resulting elimination of redundant facilities and staffing.

SG&A expenses and amortization of intangibles for 1997 were $125.5 million compared to $113.1 million in 1996, an increase of 11%. The increase in 1997 was due primarily to increased staffing in support of the growth in several product lines. The acquisition of Genetrix did not materially affect SG&A expenses in 1996 and 1997 due to the consolidation of operations.

Research and development expenses for 1997 were $62.9 million compared to $62.3 million in 1996.


OTHER INCOME AND EXPENSES

Other income and expenses was a net other expense of $5.9 million (which includes a $2.0 million special charge) compared to net other income of $6.1 million in 1996. The change was due primarily to a decrease in investment income and an increase in interest expense as well as increased equity in net losses of unconsolidated affiliates. Investment income for 1997 was $9.9 million, compared with $13.8 million for 1996. The decrease resulted from lower average cash and investment balances. Interest expense for 1997 was $8.1 million, compared to $6.8 million in 1996. The increase resulted from interest on funds borrowed to finance portions of the acquisitions of DSP and Neozyme II. Equity in net loss of unconsolidated affiliates increased from $3.7 million in 1996 to $5.8 million in 1997. The change is primarily due to increased losses from GTC and Genzyme's portion of the losses of RenaGel LLC which was established on June 17, 1997 and for which there was no comparable amount in 1996.

The net tax provision for 1997 varies from the U.S. statutory tax rate because of the provision for state income taxes, the foreign sales corporation, nondeductible amortization of intangibles, tax credits and Genzyme General's share of the losses of certain unconsolidated affiliates. In 1997, the effective tax rate was 36%, compared to 41% in 1996 before acquisitions. The decrease in the rate was due to additional tax credits in 1997 as well as a change in Massachusetts state law. The allocated tax benefit generated by GSP, GMO and GTR of $10.1 million $2.8 million and $17.7 million, respectively, in 1997 and $7.5 million, zero and $17.0 million, respectively, in 1996 reduced Genzyme General's tax rate to 11% and 23% in 1997 and 1996, respectively.


LIQUIDITY AND CAPITAL RESOURCES

At March 31, 1999, Genzyme General had cash, cash equivalents and investments (excluding equity securities) of $609.1 million compared to $556.1 million at December 31, 1998, an increase of $53.0 million. During the first quarter of 1999, operating activities and financing activities provided $55.1 million and $3.7 million of cash, respectively, while investing activities used $95.7 million of cash. Fluctuations in exchange rates caused a decrease in cash of $2.6 million for the quarter ending March 31, 1999.

At December 31, 1998, Genzyme General had cash, cash equivalents and investments (excluding equity securities) of $556.1 million compared to $192.2 million at December 31, 1997, an increase of $363.9 million. In 1998, operating and financing activities provided $193.0 million and $247.2 million of cash, respectively, while investing activities used $405.8 million of cash and fluctuations in exchange rates caused an increase in cash of $0.3 million.

At December 31, 1998, accounts receivable increased 34% to $137.6 million from $102.4 million at December 31, 1997 primarily due to increased revenue in 1998. At December 31, 1998, inventories decreased 24% to $85.2 million from $111.5 million at December 31, 1997, due primarily to the $14.8 million charge to write-down inventory in the Therapeutics business unit. In 1998, Genzyme General used $53.3 million for capital acquisitions and $320.6 million for net purchases of investments. Genzyme General received $74.6 million of cash from issuances of common stock and $250.0 million in cash from the issuance of debt and used $33.2 million of cash for payments of debt and capital leases.

In May 1998, Genzyme raised approximately $243.0 million, net of the initial purchasers' discount and offering costs, from the issuance of the GGD Notes. The GGD Notes bear interest at 5.25% per annum and interest is payable semi-annually on June 1 and December 1 of each year, commencing on December 1, 1998. The GGD Notes are convertible, at any time at or before maturity (unless previously redeemed) into shares of GENZ Stock at a conversion price of $39.60 per share, subject to adjustment in certain events. Holders of the GGD Notes will also be entitled to receive 0.10805 share of GZMO Stock and 0.17901 share of GZSP Stock for each share of GENZ Stock issued upon conversion. The GGD Notes may not be redeemed prior to June 10, 2001 and are redeemable, subject to certain subordination provisions, on such date and thereafter at the option of Genzyme, as a whole or from time to time in part, at the following prices (expressed as percentages of the principal amount) plus accrued interest to, but not including, the redemption date: 102.63% if redeemed on or before May 31, 2002; 101.75% if redeemed between June 1, 2002 and May 31, 2003; 100.88% if redeemed between June 1, 2003 and May 31, 2004; and 100% if redeemed on or after June 1, 2004.

On November 16, 1998 Genzyme distributed approximately 8,717,000 shares of GZMO Stock to holders of GENZ Stock and released from escrow approximately 3,929,000 shares of GZMO Stock held by former PharmaGenics, Inc. ("PharmaGenics") shareholders (the "GMO Dividend").

On November 2, 1998, Genzyme General and GelTex announced that the FDA granted marketing approval for Renagel(R) Capsules for the reduction of serum phosphorus in patients with end-stage renal disease. Genzyme made a $15.0 million milestone payment to GelTex in connection with the receipt of FDA approval of Renagel(R) Capsules, and is required to make an additional $10.0 million milestone payment to GelTex in October 1999.

In March 1999, Genzyme announced its intention to reallocate Genzyme's interest in Diacrin/Genzyme LLC from Genzyme Tissue Repair to Genzyme General. Diacrin/Genzyme LLC is Genzyme's joint venture with Diacrin, Inc. ("Diacrin") for the development and commercialization of products based on fetal porcine cells for the treatment of Parkinson's and Huntington's diseases. The transfer of interest in Diacrin/Genzyme LLC was approved by the GTR shareholders in May 1999.

Genzyme General transferred $150.0 million of cash, cash equivalents and investments to GSP as of the Distribution Date. Genzyme General believes that its available cash, investments and cash flow from operations will be sufficient to finance its planned operations and capital requirements for the foreseeable future. Although Genzyme General currently has substantial cash resources, it has committed to utilize a portion of its resources for certain purposes, such as: (i) paying strategic collaborators and funding joint venture obligations, including a $10.0 million milestone payment to GelTex in October 1999; (ii) product development and marketing; and (iii) expanding facilities. Genzyme General's cash resources will be further reduced to pay principal and interest on the following debt: (i) $82.0 million allocated to Genzyme General under Genzyme's revolving credit facility with a syndicate of commercial banks, which is payable in November 1999; (ii) $21.2 million in principal amount under the GGD Debentures, which mature on August 29, 2003; and (iii) $250.0 million in principal amount under the GGD Notes, which are convertible into shares of GENZ Stock, and mature on June 1, 2005. To the extent cash is used to repay or redeem these debt instruments, including the interest payable thereon, Genzyme General's cash reserves will be diminished. Further, to the extent that liabilities or contingencies of GSP, GMO and GTR affect Genzyme's resources or financial condition, such liabilities or contingencies could affect the financial condition or results of operations of Genzyme General. Genzyme General may require additional capital to finance its activities. There can be no assurance that such financing will be available on terms acceptable to Genzyme General, if at all.

NEW ACCOUNTING PRONOUNCEMENTS, EURO, YEAR 2000 AND MARKET RISK

Genzyme's disclosures related to (i) new accounting pronouncements, (ii) the business implications of the Euro conversion, (iii) Genzyme's Year 2000 compliance program and potential Year 2000 exposures and (iv) Genzyme's financial market risks are described in Exhibit 13.1 of the 1998 Genzyme 10-K under the heading "Management's Discussion and Analysis of Genzyme Corporation and Subsidiaries' Financial Condition and Results of Operations -- New Accounting Pronouncements, Euro, Year 2000 and Market Risk," which is incorporated herein by reference. As of March 31, 1999, there had been no material changes related to the Company's outstanding derivatives and forward contracts or any other material contracts as a result of the Euro conversion and no material changes in the Company's competitive position as a result of the conversion since December 31, 1998. Additionally, as of March 31, 1999, there had been no material changes in the Company's Year 2000 compliance program or its potential Year 2000 exposures, and no material changes in the Company's market risk, since December 31, 1998.

SUBSEQUENT EVENTS

In April 1999, Genzyme General received approximately $8.3 million ($8.0 million in principal and $0.3 million in interest) in connection with certain notes receivable that were previously fully reserved due to uncertainty surrounding collection. Genzyme received these notes in partial consideration for the sale of GDI in 1996. The $8.3 million will be recorded as a gain in the second quarter of 1999.

On June 28, 1999, Genzyme General distributed to holders of GENZ Stock of record as of June 14, 1999, 0.17901 share of GZSP Stock for each share of GENZ Stock held.

GENZYME GENERAL
SUPPLEMENTAL COMBINED STATEMENTS OF OPERATIONS
(AMOUNTS IN THOUSANDS)

                                                            FOR THE THREE MONTHS                       FOR THE YEARS
                                                               ENDED MARCH 31,                       ENDED DECEMBER 31,
                                                             1999           1998            1998            1997            1996
                                                          -------------------------       -----------------------------------------
                                                                 (unaudited)
Revenues:
   Net product sales ...............................      $ 136,349       $ 115,143       $ 509,727       $ 429,092       $ 373,769
   Net service sales ...............................         13,892          13,700          55,445          55,835          61,638
   Revenues from research and development contracts:
    Related parties ................................            480             894           3,568           8,041          23,011
    Other ..........................................             45             159             579           3,400           2,310
                                                          ---------       ---------       ---------       ---------       ---------

     Total revenues ................................        150,766         129,896         569,319         496,368         460,728

Operating costs and expenses:
   Cost of products sold ...........................         27,967          31,627         138,802         146,226         123,276
   Cost of services sold ...........................          8,755           8,127          34,240          35,451          42,889
   Selling, general and administrative .............         35,725          31,163         126,172         118,616         107,219
   Research and development ........................         21,065          15,193          73,139          62,905          62,276
   Amortization of intangibles .....................          2,086           1,768           7,610           6,887           5,865
   Purchase of in-process research and development .           --              --              --              --           106,469
   Other ...........................................           --              --              --              --             1,000
                                                          ---------       ---------       ---------       ---------       ---------
     Total operating costs and expenses ............         95,598          87,878         379,963         370,085         448,994
                                                          ---------       ---------       ---------       ---------       ---------
Operating income ...................................         55,168          42,018         189,356         126,283          11,734

Other income (expenses):
   Equity in net loss of unconsolidated affiliates .         (7,756)         (2,854)        (19,739)         (5,782)         (3,656)
   Gain on affiliate sale of stock .................            606            --             2,369            --             1,013
   Minority interest ...............................            866             864           4,285            --              --
   Gain on sale of product line ....................           --              --            31,202            --              --
   Gain on sale of investments .....................          1,963            --             3,391            --             1,711
   Charge for impaired investments .................           --              --            (3,397)           --              --
   Other ...........................................           --              --              --            (2,000)           --
   Investment income ...............................          7,923           2,868          22,953           9,940          13,825
   Interest expense ................................         (5,049)         (1,971)        (16,994)         (8,074)         (6,784)
                                                          ---------       ---------       ---------       ---------       ---------
     Total other income (expenses) .................         (1,447)         (1,093)         24,070          (5,916)          6,109
                                                          ---------       ---------       ---------       ---------       ---------
Income before income taxes .........................         53,721          40,925         213,426         120,367          17,843
Provision for income taxes .........................        (20,216)        (15,790)        (80,374)        (43,725)        (28,530)
                                                          ---------       ---------       ---------       ---------       ---------
Net income (loss) ..................................         33,505          25,135         133,052          76,642         (10,687)
Tax benefit allocated from Genzyme Tissue Repair ...          3,962           4,406          16,394          17,666          17,011
Tax benefit allocated from Genzyme Molecular
  Oncology .........................................          1,934           1,235           3,527           2,755            --
Tax benefit allocated from Genzyme Surgical
  Products .........................................          3,825           3,280          17,936          10,112           7,487
                                                          ---------       ---------       ---------       ---------       ---------
Net income attributable to GENZ Stock ..............      $  43,226       $  34,056       $ 170,909       $ 107,175       $  13,811
                                                          =========       =========       =========       =========       =========




              The accompanying notes are an integral part of these
                  supplemental combined financial statements.

GENZYME GENERAL
SUPPLEMENTAL COMBINED STATEMENTS OF OPERATIONS (continued)
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  FOR THE THREE MONTHS                   FOR THE YEARS
                                                                     ENDED MARCH 31,                   ENDED DECEMBER 31,
                                                                   1999          1998          1998           1997           1996
                                                                -----------------------      --------------------------------------
                                                                       (unaudited)
Net income attributable to GENZ Stock .....................     $  43,226      $ 34,056      $ 170,909      $ 107,175      $ 13,811
                                                                =========      ========      =========      =========      ========

Per Genzyme General common share:
Net income per Genzyme General common share-- basic:            $    0.53      $   0.43      $    2.16      $    1.40      $   0.20
                                                                =========      ========      =========      =========      ========


Weighted average shares outstanding .......................        81,958        78,760         79,063         76,531        68,289
                                                                =========      ========      =========      =========      ========

Net income per Genzyme General common
   and common equivalent share-- diluted: .................     $    0.49      $   0.42      $    2.06      $    1.36      $   0.19
                                                                =========      ========      =========      =========      ========

Adjusted weighted average shares outstanding ..............        92,591        81,200         85,822         78,925        73,038
                                                                =========      ========      =========      =========      ========

Net income (loss) .........................................     $  33,505      $ 25,135      $ 133,052      $  76,642      $(10,687)

Other comprehensive income (loss), net of tax:
   Foreign currency translation adjustments ...............        (8,826)         (698)         7,681        (11,704)        2,845
   Unrealized gains (losses) on securities:
    Unrealized gains (losses) arising during the period ...        (2,319)        1,327         (6,059)           833        (2,446)
    Reclassification adjustment for gains (losses)
     included in net income (loss) ........................        (1,214)         --            2,100           --          (1,077)
                                                                ---------      --------      ---------      ---------      --------
       Unrealized gains (losses) on securities, net .......        (3,533)        1,327         (3,959)           833        (3,523)
                                                                ---------      --------      ---------      ---------      --------
   Other comprehensive income (loss) ......................       (12,359)          629          3,722        (10,871)         (678)
                                                                ---------      --------      ---------      ---------      --------
Comprehensive income (loss) ...............................     $  21,146      $ 25,764      $ 136,774      $  65,771      $(11,365)
                                                                =========      ========      =========      =========      ========


              The accompanying notes are an integral part of these
                  supplemental combined financial statements.

GENZYME GENERAL
SUPPLEMENTAL COMBINED BALANCE SHEETS
(AMOUNTS IN THOUSANDS)

                                                                            MARCH 31,                    DECEMBER 31,
                                                                              1999                 1998               1997
                                                                           -----------          ----------------------------
                                                                           (unaudited)
ASSETS
Current assets:
   Cash and cash equivalents .....................................          $   60,469          $  100,012          $ 65,301
   Short-term investments ........................................             247,668             174,421            35,294
   Accounts receivable, net ......................................             140,117             137,615           102,367
   Inventories ...................................................              82,991              85,162           111,531
   Prepaid expenses and other current assets .....................              29,761              27,727            15,478
   Due from Genzyme Tissue Repair ................................               3,994                 548             1,213
   Due from Genzyme Molecular Oncology ...........................               4,526               4,773             5,434
   Deferred tax assets-- current .................................              39,690              39,725            27,601
                                                                            ----------          ----------          --------
     Total current assets ........................................             609,216             569,983           364,219

Property, plant and equipment, net ...............................             357,988             362,743           348,789

Long-term investments ............................................             300,985             281,664            91,627
Notes receivable-- related parties ...............................                --                  --               4,601
Intangibles, net .................................................              83,751              85,851            59,915
Deferred tax assets-- noncurrent .................................              28,245              28,138            35,988
Investments in equity securities .................................              39,305              51,977            30,047
Other noncurrent assets ..........................................              30,510              30,035            25,304
                                                                            ----------          ----------          --------
     Total assets ................................................          $1,450,000          $1,410,391          $960,490
                                                                            ==========          ==========          ========


LIABILITIES AND DIVISION EQUITY
Current liabilities:
   Accounts payable ..............................................          $   16,228          $   22,324          $ 15,551
   Accrued expenses ..............................................              71,651              65,643            62,850
   Income taxes payable ..........................................              20,986              16,532            11,169
   Deferred revenue ..............................................               1,618               1,231               217
   Current portion of long-term debt and capital lease obligations              83,158              82,568               735
                                                                            ----------          ----------          --------
     Total current liabilities ...................................             193,641             188,298            90,522

Noncurrent liabilities:
Long-term debt ...................................................               3,070               3,087           117,978
Convertible subordinated notes and debentures ....................             271,813             271,559              --
Other noncurrent liabilities .....................................               7,851               7,480             6,095
                                                                            ----------          ----------          --------
     Total liabilities ...........................................             476,375             470,424           214,595

Commitments and contingencies (See Notes)
Division equity (Note M) .........................................             973,625             939,967           745,895
                                                                            ----------          ----------          --------
     Total liabilities and division equity .......................          $1,450,000          $1,410,391          $960,490
                                                                            ==========          ==========          ========



              The accompanying notes are an integral part of these
                  supplemental combined financial statements.

GENZYME GENERAL
SUPPLEMENTAL COMBINED STATEMENTS OF CASH FLOWS
(AMOUNTS IN THOUSANDS)

                                                                    FOR THE THREE MONTHS                  FOR THE YEARS
                                                                      ENDED MARCH 31,                   ENDED DECEMBER 31,
                                                                      1999         1998         1998           1997          1996
                                                                   ----------------------     --------------------------------------
                                                                        (unaudited)
OPERATING ACTIVITIES:
Net income (loss) ..............................................   $  33,505     $ 25,135     $ 133,052     $  76,642     $ (10,687)
Reconciliation of net income (loss) to net cash provided
   by operating activities:
     Depreciation and amortization .............................      12,156       11,286        37,758        34,822        25,777
     Loss on disposal of fixed assets ..........................        --           --             108         1,234            42
     Non-cash compensation expense .............................        --           --           8,519         2,881           148
     Accrued interest/amortization on bonds ....................      (2,499)        (108)       (7,242)         (571)        1,110
     Provisions for bad debts and inventory ....................       2,754        1,374         8,113        13,440         9,441
     Accretion of debt conversion feature ......................        --           --             705          --            --
     Equity in net loss of unconsolidated affiliates ...........       7,756        2,854        19,739         5,440         3,656
     Gain on affiliate sale of stock ...........................        (606)        --          (2,369)         --          (1,013)
     Minority interest in net loss of subsidiaries .............        (866)        (864)       (4,285)         --            --
     Gain on sale of product line ..............................        --           --         (31,202)         --            --
     Purchase of in-process research and development ...........        --           --            --            --         106,469
     Gain on sale of investments ...............................      (1,963)        --          (3,391)         --          (1,711)
     Charge for impaired investment ............................        --           --           3,397          --            --
     Deferred income tax benefit ...............................        --           --          (3,022)       (3,969)      (28,558)
     Other .....................................................        (422)         133            26           528           153
       Increase (decrease) in cash from working capital changes:
          Accounts receivable ..................................      (6,916)      (5,923)      (36,437)      (13,669)      (16,072)
          Inventories ..........................................       2,038        4,365        27,928       (31,676)      (40,929)
          Prepaid expenses and other assets ....................      (2,315)      (4,708)      (10,785)       (9,033)         (316)
          Due from Genzyme Tissue Repair .......................      (3,446)        (271)          665           391           430
          Due from Genzyme Molecular Oncology ..................         247          261          (553)       (2,011)         --
          Accounts payable, accrued expenses, income taxes
            payable and deferred revenue .......................      15,708        7,103        52,275        21,192        58,541
                                                                   ---------     --------     ---------     ---------     ---------
          Net cash provided by operating activities ............      55,131       40,637       192,999        95,641       106,481

INVESTING ACTIVITIES:
  Purchases of investments .....................................    (196,387)     (39,547)     (439,431)     (131,197)     (117,089)
  Sales and maturities of investments ..........................     105,106       30,071       118,871        80,867       195,952
  Proceeds from sale of equity investment ......................      11,090         --           9,564          --            --
  Acquisition of property, plant and equipment .................      (9,628)     (11,525)      (53,312)      (25,344)      (42,378)
  Sales of property, plant and equipment .......................        --            584         1,795          --            --
  Proceeds from sale of product line ...........................        --           --          24,760          --            --
  Acquisitions, net of acquired cash and assumed liabilities ...        --         (6,190)       (9,949)         --        (106,664)
  Purchase of technology rights ................................        --           --         (15,100)
  Investment in unconsolidated affiliates ......................        --           --         (25,783)       (6,449)       (3,600)
  Investment in joint ventures .................................      (9,592)      (2,088)      (14,811)         --            --
  Loans to affiliates ..........................................        --           --          (1,000)       (4,601)       (1,676)
  Repayment of loans by affiliates .............................        --          2,019         3,019          --            --
  Other ........................................................       3,702       (1,263)       (4,431)         (134)       (7,572)
                                                                   ---------     --------     ---------     ---------     ---------
          Net cash used in investing activities ................     (95,709)     (27,939)     (405,808)      (86,858)      (83,027)

FINANCING ACTIVITIES:
  Proceeds from issuance of common stock .......................      19,900       10,356        74,649       123,837        39,119
  Proceeds from issuance of debt ...............................        --           --         250,000          --         480,000
  Payments of debt .............................................        (350)        (407)      (33,236)     (100,945)     (285,514)
  Net cash allocated to Genzyme Tissue Repair ..................      (5,000)          76          (155)      (14,892)      (11,714)
  Net cash allocated to Genzyme Molecular Oncology .............        --           --          (5,000)       (5,000)         --
  Net cash allocated to Genzyme Surgical Products ..............     (12,421)      (5,900)      (41,484)      (19,003)     (275,528)
  Other ........................................................       1,548          636         2,412          (242)         (330)
                                                                   ---------     --------     ---------     ---------     ---------
          Net cash provided (used) by financing activities .....       3,677        4,761       247,186       (16,245)      (53,967)

Effect of exchange rate changes on cash ........................      (2,642)      (1,059)          334        (2,275)        1,920
                                                                   ---------     --------     ---------     ---------     ---------
Increase (decrease) in cash and cash equivalents ...............     (39,543)      16,400        34,711        (9,737)      (28,593)
Cash and cash equivalents at beginning of period ...............     100,012       65,301        65,301        75,038       103,631
                                                                   ---------     --------     ---------     ---------     ---------
Cash and cash equivalents at end of period .....................   $  60,469     $ 81,701     $ 100,012     $  65,301     $  75,038
                                                                   =========     ========     =========     =========     =========


              The accompanying notes are an integral part of these
                  supplemental combined financial statements.

Supplemental disclosure of non-cash transactions:
     Allocation of tax benefit -- Note B
     Other charges -- Note C
     Sale of research products business assets -- Note D
     Acquisitions liability -- Note E
     Investment in unconsolidated affiliate -- Note J
     GGD Debentures -- Note L
     Debt conversion -- Note L
     Warrant exercise -- Note M
     GZTR and GZMO Designated Shares dividends -- Note M

              The accompanying notes are an integral part of these
                  supplemental combined financial statements.

                                 GENZYME GENERAL
              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

     (Information with respect to the three months ended March 31, 1999 and
                          March 31, 1998 is unaudited)


NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


BUSINESS

Genzyme General develops and markets therapeutic and diagnostic products and services. It is a division of Genzyme Corporation and has a separate series of common stock intended to reflect its value and track its economic performance.


BASIS OF PRESENTATION

The Supplemental Combined Financial Statements of Genzyme General include the balance sheets, results of operations and cash flows of Genzyme's therapeutic products, diagnostics and corporate operations during the periods presented. Genzyme General's financial statements are prepared using the amounts included in the consolidated financial statements of Genzyme and its subsidiaries ("Genzyme's Consolidated Financial Statements") included in the 1998 Genzyme 10-K and Genzyme's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999. Corporate allocations reflected in these financial statements are determined based upon methods which management believes to be reasonable and consistent. The financial statements for the three months ended March 31, 1999 and 1998 are unaudited but include, in management's opinion, all adjustments (consisting only of normally recurring accruals) necessary for a fair presentation of the results for the periods presented.

On the Distribution Date, Genzyme distributed to holders of GENZ Stock approximately 14.8 million shares of GZSP Stock. The Supplemental Combined Financial Statements reflect the financial position and results of operations and cash flows of Genzyme General after giving effect for the distribution of GZSP Stock. Upon publication of Genzyme General's combined financial statements for a period which includes the Distribution Date, the Supplemental Combined Financial Statements become the historical combined financial statements of Genzyme General.

PRINCIPLES OF COMBINATION

The accompanying Supplemental Combined Financial Statements of Genzyme General reflect the combined accounts of all of Genzyme General's businesses. The equity method is used to account for investments in companies and joint ventures, other than joint ventures which Genzyme General controls, in which Genzyme General has a substantial ownership interest (20% to 50%), or in which Genzyme General participates in policy decisions. Investments of less than 20% are reported at fair value. (See Note J., "Investments" below.) All significant interdivisional items and transactions have been eliminated in combination. Certain items in Genzyme General's Supplemental Combined Financial Statements for the years ended December 31, 1998, 1997 and 1996 and for the three months ended March 31, 1998 have been reclassified to conform with the March 31, 1999 presentation.


FINANCIAL INFORMATION

Genzyme provides to holders of GENZ Stock separate financial statements, management's discussion and analysis, descriptions of business and other relevant information for Genzyme General. Notwithstanding the allocation of assets and liabilities, including contingent liabilities, between Genzyme General, GSP, GMO and GTR for the purposes of preparing their respective financial statements, Genzyme Corporation continues to hold title to all of the assets and is responsible for all of the liabilities allocated to each of the divisions. Holders of GENZ Stock are common stockholders of Genzyme and have no specific claim against the assets attributed to Genzyme General. Liabilities or contingencies of Genzyme General, GSP, GMO or GTR could affect the financial condition or results of operations of the other divisions. Accordingly, the Genzyme General combined financial statements should be read in connection with Genzyme's Consolidated Financial Statements.

Genzyme prepares the financial statements of Genzyme General in accordance with generally accepted accounting principles, the management and accounting policies of Genzyme and the divisional accounting policies approved by the Genzyme Board. Except as otherwise provided in the policies set forth below, the management and accounting policies applicable to the presentation of the financial statements of Genzyme General may be modified or rescinded at the sole discretion of the Genzyme Board without approval of the stockholders, subject only to the Genzyme Board's fiduciary duty to Genzyme's stockholders.


DIVIDEND POLICY

Under the terms of the Charter, dividends that may be paid to the holders of GENZ Stock will be limited to the lesser of funds of Genzyme legally available for the payment of dividends and the Available GGD Dividend Amount, as defined in the Charter. Although there is no requirement to do so, the Genzyme Board would declare and pay cash dividends on GENZ Stock, if any, based primarily on earnings, financial condition, cash flow and business requirements of Genzyme.

Genzyme has never paid any cash dividends on shares of its capital stock. Genzyme currently intends to retain its earnings to finance future growth and, therefore, does not anticipate paying any cash dividends on GENZ Stock in the foreseeable future.

                                 GENZYME GENERAL
       NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS - (CONTINUED)

     (Information with respect to the three months ended March 31, 1999 and
                          March 31, 1998 is unaudited)


USE OF ESTIMATES

The preparation of supplemental financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Significant estimates include the collectability of accounts receivable, valuation of inventory and revenue recognition. Actual results could differ from those estimates.


FINANCIAL INSTRUMENTS

Financial instruments that potentially subject Genzyme General to significant concentrations of credit risk consist principally of cash and cash equivalents, current and non-current investments and accounts receivable. Genzyme General generally invests its cash investments in investment-grade securities to mitigate risk.


UNCERTAINTIES

Genzyme General is subject to risks common to companies in the biotechnology industry, including (i) Genzyme General's ability to successfully complete preclinical and clinical development and obtain timely regulatory approval and adequate patent and other proprietary rights protection of its products and services, (ii) the content and timing of decisions made by the FDA and other agencies regarding the applications and indications for which Genzyme General's products may be approved, (iii) the ability of Genzyme General to manufacture adequate supplies of its products for development and commercialization activities, (iv) the accuracy of Genzyme General's estimates of the size and characteristics of markets to be addressed by Genzyme General's products and services, (v) market acceptance of Genzyme General's products and services, (vi) Genzyme General's ability to obtain reimbursement for its products from third-party payers, where appropriate, (vii) the accuracy of Genzyme General's information concerning the products and resources of competitors and potential competitors, and (viii) the risk that products and technology developed by competitors will render Genzyme General's products and technology obsolete.


CASH AND CASH EQUIVALENTS

Cash and cash equivalents, consisting principally of money market funds and municipal notes purchased with initial maturities of three months or less, are valued at cost plus accrued interest, which approximates market.


INVESTMENTS

Short-term investments include all investments with remaining maturities of twelve months or less. Long-term investments include all investments with remaining maturities greater than twelve months. Genzyme General classifies its equity investments as available-for-sale and its investments in debt securities as either held-to-maturity or available-for-sale based on facts and circumstances present at the time the investments are purchased. As of March 31, 1999 and December 31, 1998 and 1997, Genzyme General classified all of its investments in debt and equity securities as available-for-sale.

Available-for-sale investments are reported at fair value as of the balance sheet date with unrealized holding gains and losses (the adjustment to fair value) included in division equity. If the adjustment to fair value reflects a decline in the value of the investment, management considers all available evidence to evaluate the extent to which the decline is "other than temporary" and marks the investment to market through a charge to the income statement.

Investments in equity securities not listed or traded are valued on a security by security basis, considering the types of securities, their marketability, subsequent purchase of the same or similar securities by third parties and the financial condition, operating results and progress of development programs of the securities.


FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of investments is obtained from market quotations and is disclosed in Note J., "Investments" below. The fair value of foreign currency forward contracts is based on forward rates in effect at the balance sheet date and is disclosed below (see -- "Foreign Currency Hedging" below).


INVENTORIES

Inventories are valued at the lower of cost (first-in, first-out method) or market.

                                 GENZYME GENERAL
       NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS - (CONTINUED)

     (Information with respect to the three months ended March 31, 1999 and
                          March 31, 1998 is unaudited)


PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. On disposal, the related cost and accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is included in the results of operations. Provision for depreciation is generally computed using the straight-line method over the estimated useful lives of the assets (three to ten years for plant and equipment, five to seven years for furniture and fixtures, and 20 to 40 years for buildings). Certain specialized manufacturing equipment and facilities allocated to Genzyme General are depreciated over their remaining useful lives using the units-of-production method. The remaining life and recoverability of equipment is evaluated periodically based on the appropriate facts and circumstances. Leasehold improvements are amortized over the lesser of the useful life or the term of the respective lease. For products expected to be commercialized, Genzyme General capitalizes, to construction-in-progress, the costs of manufacturing process validation and optimization incurred beginning when the product is deemed to have demonstrated technological feasibility and ending when the asset is substantially complete and ready for its intended use. Qualified costs include incremental labor and direct material, and incremental fixed overhead and interest. These costs are generally depreciated using the units of production method.


INTANGIBLES

Intangible assets consist of goodwill, covenants not to compete, customer lists, patents, trademarks, trade names and technology rights and are being amortized using the straight-line method over useful lives of five to 20 years. Management's policy regarding intangible assets is to evaluate the recoverability of its intangible assets when the facts and circumstances suggest that these assets may be impaired. Evaluations consider factors including operating results, business plans, economic projections, strategic plans and market emphasis. Evaluations also compare expected cumulative, undiscounted operating incomes or cash flows with net book values of related intangible assets. Unrealizable intangible asset values are charged to operations if these evaluations indicate an impairment in value, which is measured as the amount by which the carrying amount of the asset exceeds the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved.


TRANSLATION OF FOREIGN CURRENCIES

The financial statements of Genzyme's foreign subsidiaries are translated from local currency into U.S. dollars using the current exchange rate at the balance sheet date for assets and liabilities and the average exchange rate prevailing during the period for revenues and expenses. The local currency for all of Genzyme's foreign subsidiaries is considered to be the functional currency for each entity and, accordingly, translation adjustments for these subsidiaries are included in division equity.

Exchange gains and losses on intercompany balances of a long-term investment nature are charged to division equity. Transaction gains and losses are included in the results of operations. Genzyme General incurred net transaction gains of $0.3 million in 1998 and net transaction losses of $0.1 million in 1997 and $1.0 million in 1996. Division equity includes cumulative foreign currency translation charges of $4.8 million and $12.4 million at December 31, 1998 and 1997, respectively.


FOREIGN CURRENCY HEDGING

From time to time, Genzyme enters into forward contracts to reduce foreign currency exchange risk. Such contracts are revalued using current exchange rates at the balance sheet date. All gains and losses on revaluation of forward contracts are included in net income. Related gains and losses were not material to the supplemental financial statements. There were no foreign currency forward contracts outstanding at December 31, 1998 and 1997.


INTEREST RATE HEDGE AGREEMENTS

Interest rate hedge agreements are used to reduce interest rate risks and costs inherent in Genzyme's debt portfolio. Genzyme enters into these agreements to change the fixed/variable interest rate mix of the portfolio to reduce Genzyme's aggregate risk to movements in interest rates. Genzyme does not hold or issue derivative financial instruments for trading purposes. The differentials to be received or paid under contracts designated as hedges are recognized in income over the life of the contracts as adjustments to interest expense. The fair values of interest rate contracts are estimated based on the estimated amount necessary to terminate the agreements.


REVENUE RECOGNITION

Revenues from product sales are recognized when goods are shipped to third party customers and are net of third party contractual allowances and rebates, as applicable. Revenues from service sales are recognized when the service procedures have been completed or applicable milestones have been achieved. Revenues from research and development contracts are recognized over applicable contractual periods as specified by each contract and as costs related to the contracts are incurred.


RESEARCH AND DEVELOPMENT

Research and development costs are expensed in the period incurred. Costs of purchased technology which management believes has not demonstrated technological feasibility and for which there is no alternative future use are charged to expense in the period of purchase.

                                 GENZYME GENERAL
       NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS - (CONTINUED)

     (Information with respect to the three months ended March 31, 1999 and
                          March 31, 1998 is unaudited)


ISSUANCE OF STOCK BY A SUBSIDIARY OR AN AFFILIATE

Gains on the issuance of stock by a subsidiary or an affiliate are included in net income unless the subsidiary or affiliate is a research and development, start-up or development stage company or an entity whose viability as a going concern is under consideration. In those situations Genzyme accounts for the change in its proportionate share of subsidiary or affiliate equity resulting from the additional equity raised by the subsidiary or affiliate as an equity transaction.

INCOME TAXES

The Company uses the asset and liability method of accounting for income taxes. The provision for income taxes includes income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities. The Company has not provided for possible U.S. taxes on the undistributed earnings of foreign subsidiaries that are considered to be reinvested indefinitely. At December 31, 1998, such undistributed foreign earnings were approximately $4.5 million. Based on the Company's policy of indefinite reinvestment in non-US operations, it is not currently practicable to determine the tax liability associated with the repatriation of those earnings.

NET INCOME (LOSS) PER SHARE

Net income (loss) per share attributable to Genzyme General, GSP, GMO and GTR gives effect to the management and accounting policies adopted by the Genzyme Board and is reported in lieu of consolidated per share data. Genzyme computes net income (loss) per share for each division by dividing the earnings attributable to each series of stock by the weighted average number of shares of that stock outstanding during the period, for basic earnings per share, and by the weighted average shares of that stock, plus other potentially dilutive securities outstanding during the applicable period for diluted earnings per share. Earnings (loss) attributable to GENZ Stock, GZSP Stock, GZMO Stock and GZTR Stock equals the respective division's net income or loss for the relevant period determined in accordance with generally accepted accounting principles in effect at such time, adjusted by the amount of tax benefits allocated to or from the other divisions pursuant to the management and accounting policies adopted by the Genzyme Board.

The following table sets forth the computation of basic and diluted earnings per share for Genzyme General (amounts in thousands, except per share amounts):


                                                               FOR THE THREE MONTHS ENDED             FOR THE YEARS ENDED
                                                                      MARCH 31,                           DECEMBER 31,
                                                                 1999          1998           1998           1997          1996
--------------------------------------------------------------------------------------------------------------------------------
                                                                   (unaudited)
Net income - basic......................................       $43,226       $34,056       $170,909       $107,175       $13,811
    Effect of dilutive securities (net of tax):
      GGD Notes:
       Interest expense................................          2,039            --          4,911             --            --
       Amortization of purchaser's discount and
        offering costs(1)..............................            129            --            348             --            --
      GGD Debentures:
       Interest expense................................            191            --            258             --            --
       Accretion of conversion feature(2)..............             --            --            434             --            --
                                                               -------       -------       --------       --------       -------
Net income-diluted......................................       $45,585       $34,056       $176,860       $107,175       $13,811
                                                               =======       =======       ========       ========       =======

Shares used in net income per common share-basic........        81,958        78,760         79,063         76,531        68,289
 Effect of dilutive securities:
  Employee and director stock options...................         3,642         2,432          2,661          2,387         2,898
  Warrants..............................................            32             8             10              7         1,851
  GGD Notes(3)..........................................         6,313            --          3,874             --            --
  GGD Debentures(3).....................................           646            --            214             --            --
                                                               -------       -------       --------       --------       -------
   Dilutive potential common shares(4)..................        10,633         2,440          6,759          2,394         4,749
                                                               -------       -------       --------       --------       -------
 Shares used in net income per common share-diluted(4)..        92,591        81,200         85,822         78,925        73,038
                                                               =======       =======       ========       ========       =======

Net income per common share - basic.....................       $  0.53       $  0.43       $   2.16       $   1.40       $  0.20
                                                               =======       =======       ========       ========       =======
Net income per common share - diluted(4)................       $  0.49       $  0.42       $   2.06       $   1.36       $  0.19
                                                               =======       =======       ========       ========       =======


(1) The purchaser's discount and offering costs of approximately $7.0 million are being amortized over the term of the GGD Notes which mature in June 2005.

(2) The accretion of conversion feature represents the value attributed to the portion of the GGD Debentures attributed to the conversion feature which amounted to a total of $3.5 million. The conversion feature was accreted over the term of the initial 15 month conversion period. (see Note L., "Long-Term Debt and Leases" below).

(3) The GGD Notes were issued in May 1998 and the GGD Debentures were issued in August 1998.

(4) Certain securities were not included in the computation of Genzyme General's diluted earnings per share for the three months ended March 31, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996 because each such security had an exercise price greater than the average market price of GENZ Stock during each respective period. Such securities include:

                                                                         MARCH 31,                       DECEMBER 31,
(AMOUNTS IN THOUSANDS)                                               1999         1998         1998         1997         1996
------------------------------------------------------------------------------------------------------------------------------
                                                                        (unaudited)
Shares of GENZ Stock issuable for options(a) ................        1,381        3,860        2,827        5,921        3,824
Shares of GENZ Stock issuable for warrants ..................           80           80           40           40         --
                                                                     -----        -----        -----        -----        -----
   Total shares with exercise prices greater than the average
     market price of GENZ Stock during the period ...........        1,461        3,940        2,867        5,961        3,824
                                                                     =====        =====        =====        =====        =====

(a) Options not included in diluted earnings per share had exercise price ranges of $28.67-$47.88 in 1998, $23.59-$38.00 in 1997 and $3.79-$38.00
         in 1996.

                                 GENZYME GENERAL
       NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS - (CONTINUED)

     (Information with respect to the three months ended March 31, 1999 and
                          March 31, 1998 is unaudited)

COMPREHENSIVE INCOME

Genzyme General has adopted SFAS 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components in a set of financial statements. Components of comprehensive income are net income and all other non-owner changes in equity such as the change in the cumulative translation adjustment. Genzyme General presents such information in its statement of operations.


ACCOUNTING FOR STOCK-BASED COMPENSATION

Genzyme General has elected the disclosure-only alternative permitted under SFAS 123, "Accounting for Stock-Based Compensation." Genzyme General has disclosed herein pro forma net income and pro forma earnings per share in the footnotes using the fair value based method for 1998, 1997 and 1996.


NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS 133 requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for changes in fair value, gains or losses, depends on the intended use of the derivative and its resulting designation. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Genzyme is evaluating SFAS 133 to determine its impact on its consolidated financial statements.


SEGMENT INFORMATION

Genzyme General has adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 supersedes SFAS 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of Genzyme General's reportable segments. SFAS 131 also requires disclosures about products and services, geographic areas and major customers (see Note R., "Segment Reporting" below).


NOTE B.  POLICIES GOVERNING THE RELATIONSHIP OF GENZYME'S DIVISIONS

Genzyme allocates certain corporate costs for general and administrative, research and development and cash management services to the divisions. Genzyme files a consolidated tax return and allocates income taxes to the divisions in accordance with the policies described below. With the exception of the policy regarding Interdivisional Asset Transfers, policies may be further modified or rescinded by action of the Genzyme Board, or the Genzyme Board may adopt additional policies, without approval of the stockholders of Genzyme, subject only to the Genzyme Board's fiduciary duty to the Genzyme stockholders. In addition, generally accepted accounting principles require that any change in policy be preferable (in accordance with such principles) to the previous policy.


REVENUE ALLOCATION

Revenues from the sale or licensing of a division's products and services to entities external to Genzyme are credited to that division. Products and services normally sold by a division to entities external to Genzyme that are used by other divisions within Genzyme shall be recorded as interdivisional revenues and interdivisional purchases subject to the policy regarding other interdivisional transactions.


EXPENSE ALLOCATION

Direct expenses are charged to the division for whose benefit the direct expenses have been incurred. Expenses other than direct expenses are subject to the policy regarding other interdivisional transactions.


ASSET ALLOCATION

Assets that are exclusively dedicated to the production of goods and services of a division shall be allocated to that division. Production assets that are utilized by more than one division are subject to the policy regarding Other Interdivisional Transactions.


TAX ALLOCATIONS

Genzyme General is included in the consolidated U.S. Federal income tax return filed by Genzyme. Genzyme allocates current and deferred taxes to the divisions using the asset and liability method of accounting for income taxes as if the divisions were separate taxpayers. Accordingly, the realizability of deferred tax assets is assessed at the division level. The sum of the amounts calculated for individual divisions of Genzyme may not equal the consolidated amount under this approach.

Income taxes are allocated to each division based upon the financial statement income, taxable income, credits and other amounts properly allocable to such division under generally accepted accounting principles as if each division were a separate taxpayer; provided, however, that as of the end of any fiscal quarter of Genzyme, any projected annual tax benefit attributable to any division that cannot be utilized by such division to offset or reduce its current or deferred income tax expense may be allocated to the other divisions in proportion to their taxable income without any compensating payment or allocation.


ACQUISITIONS OF PROGRAMS, PRODUCTS OR ASSETS

Upon the acquisition by Genzyme from a third party of any programs, products or assets (whether by acquisitions of assets or stock, merger, consolidation or otherwise), the aggregate cost of the acquisition and the programs, products or assets acquired shall be allocated among the divisions of Genzyme. In the case of material acquisitions, such allocation shall be made in a manner determined by the Genzyme Board to be fair and reasonable to each division and to the holders of the common stock representing each division, taking into account such matters as the Genzyme Board and its financial advisors, if any, deem relevant. Any such determination will be final and binding on the holders of common stock.


DISPOSITION OF PROGRAMS, PRODUCTS OR ASSETS

Upon the sale, transfer, assignment or other disposition by Genzyme of any program, product or asset not consisting of all or substantially all of the assets of the division, all proceeds from such disposition shall be allocated to the division to which the program, product or asset had been allocated among such divisions based on their respective interests in such program, product or asset. Such allocations shall be made in a manner determined by the Genzyme Board to be fair and reasonable to such divisions and to holders of the common stock representing such divisions, taking into such matters as the Genzyme Board and its financial advisors, if any, deem relevant. Any such determination by the Genzyme Board will be final and binding on the holders of common stock.

                                 GENZYME GENERAL
       NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS - (CONTINUED)

     (Information with respect to the three months ended March 31, 1999 and
                          March 31, 1998 is unaudited)


INTERDIVISIONAL ASSET TRANSFERS

The Genzyme Board may at any time and from time to time reallocate any program, product or other asset from one division to any other division. All such reallocations shall be done at fair market value, determined by the Genzyme Board, taking into account, in the case of a program under development, the commercial potential of such program, the phase of clinical development of such program, the expenses associated with realizing any income from such program, the likelihood and timing of any such realization and other matters that the Genzyme Board and its financial advisors, if any, deem relevant. The consideration for such reallocation may be paid by one division to another in cash or other consideration with a value equal to the fair market value of the assets being reallocated or, in the case of a reallocation of assets from Genzyme General to GSP, GMO or GTR, the Genzyme Board may elect to account for such reallocation as an increase in the designated shares representing the division to which such assets are reallocated in accordance with the provisions of Genzyme's articles of organization.

The foregoing policies regarding transfers of assets between divisions will not be changed by the Genzyme Board without the approval of the holders of GZSP Stock, GZMO Stock and GZTR Stock, each voting as a separate class; provided, however, that if a policy change affects one or more, but not all of, Genzyme Surgical Products, Genzyme Molecular Oncology and/or Genzyme Tissue Repair, only holders of shares representing the affected division(s) will be entitled to vote on such matter.


OTHER INTERDIVISIONAL TRANSACTIONS

This policy shall cover interdivisional transactions other than asset transfers, which shall be subject to the policy regarding Interdivisional Asset Transfers. From time to time, a division may engage in transactions directly with one or more other divisions or jointly with one or more other divisions and one or more third parties. Such transactions may include agreements by one division to provide products and services for use by another division and joint venture or other collaborative arrangements involving more than one division to develop new products and services jointly and with third parties. Such transactions shall be subject to the following conditions:

     (a) Research and development (including clinical and regulatory support), distribution, sales, marketing, and general and administrative services (including allocated space) performed by one division for the benefit of another division will be charged to the division for which work is performed on a cost basis. Direct costs shall be allocated in a manner described above under "Expense Allocation" and such division performing the work will not recognize revenue as a result of performing such work. Direct labor and indirect costs shall be allocated in a reasonable and consistent manner based on the utilization by the division of the services to which such costs relate.

                                 GENZYME GENERAL
       NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS - (CONTINUED)

     (Information with respect to the three months ended March 31, 1999 and
                          March 31, 1998 is unaudited)

     (b) Manufacturing of goods and performance of services by one division exclusively for the benefit of another division and not for external sale shall be charged to the division for which the work is performed on a cost basis. Direct labor and indirect costs shall be allocated in a reasonable and consistent manner based on the receipt of benefit by the division of the goods and services to which such costs relate. The division performing such work will not recognize revenue as a result of performing such work.

     (c) Other than research and development (including clinical and regulatory support) manufacturing, distribution, sales, marketing, general and administrative services (including allocated space), interdivisional transactions shall be on terms and conditions that would be obtainable in transactions negotiated at arm's length with unaffiliated third parties. The division performing such work will not recognize revenue as a result of performing such work.

     (d) Any interdivisional transaction (i) to be performed on terms and conditions that deviate from the policies set forth in subparagraphs
          (a), (b) or (c) above and (ii) that is material to one or more of the participating divisions will require approval by the Genzyme Board, which approval shall include a determination by the Genzyme Board that the transaction is fair and reasonable to each participating division and to the holders of the common stock representing each such division.

     (e) Loans may be made from time to time between divisions. Any such loan of $1 million or less will mature within 18 months and interest will accrue at the best borrowing rate available to Genzyme for a loan of like type and duration. Amounts borrowed in excess of $1 million will require approval of the Genzyme Board, which approval shall include a determination by the Genzyme Board that the material terms of such loan, including the interest rate and maturity date, are fair and reasonable to each participating division and to holders of the common stock representing such division.

     (f) All material interdivisional transactions shall be reduced to service contracts and signed by an authorized member of the management team of affected divisions.


ACCESS TO TECHNOLOGY AND KNOW-HOW

Each division of Genzyme Corporation shall have unrestricted access to all technology and know-how of the Company that may be made useful to such division's business, subject to any obligations or limitations applicable to Genzyme and its divisions.


NOTE C.  OTHER CHARGES

In the third quarter of 1998, Genzyme General recorded $14.8 million of charges associated with its Therapeutics business.

The conversion of patients with Gaucher disease from Ceredase(R) enzyme to Cerezyme(R) enzyme is substantially complete. Based on its successful progress in converting patients from Ceredase(R) enzyme to Cerezyme(R) enzyme, Genzyme General determined that its existing supply of finished goods of Ceredase(R) enzyme was sufficient to meet patient needs. As a result, in the third quarter of 1998, Genzyme General recorded a $14.8 million charge to cost of products sold for the excess inventory used to make Ceredase(R) enzyme.

In the fourth quarter of 1997, Genzyme General recorded $21.8 million of charges mainly associated with its Pharmaceuticals business and the sale of GDI, which was sold in 1996. The Pharmaceuticals business now focuses on products that are more consistent with Genzyme General's long-term business strategy of moving towards higher-value products and away from fine chemical and bulk pharmaceuticals. This change in strategy resulted in a $18.1 million charge to cost of products sold primarily related to the melatonin, bulk pharmaceuticals and fine chemical product lines that were discontinued. Genzyme General also recorded a $2.0 million charge to other expense related to the uncertainty of collection on certain notes receivable and $1.7 million of charges to SG&A primarily related to certain headcount reductions.


NOTE D.  SALE OF RESEARCH PRODUCTS BUSINESS ASSETS

On July 1, 1998, Genzyme General completed the sale of the primary assets of its research products business to TECHNE. The purchase price consisted of $24.8 million in cash, approximately 987,000 shares of TECHNE common stock, and royalties on TECHNE's biotechnology group sales for the next five years. Royalty income will be recorded as earned. In the third quarter of 1998, Genzyme General recorded a gain of $31.2 million related to the sale of the research products business assets.

                                 GENZYME GENERAL
       NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS - (CONTINUED)

     (Information with respect to the three months ended March 31, 1999 and
                          March 31, 1998 is unaudited)


NOTE E. ACQUISITIONS

The Company allocates all acquisitions to either Genzyme General, GSP, GMO or GTR depending on the nature of the acquired business.

  ALLOCATED TO GENZYME GENERAL:

    In the fourth quarter of 1996, Genzyme acquired Neozyme II. The aggregate purchase price of Neozyme II was $111.3 million and consisted of $108.2 million of cash, warrants valued at $0.5 million and acquisition costs of $2.6 million. The acquisition was accounted for as a purchase. The excess purchase price was allocated to Neozyme II's only remaining assets, which were technologies still in the development stage. These technologies consisted of specific programs for the treatment of cystic fibrosis and have no alternative future use. Accordingly, the statement of operations for the year ended December 31, 1996 reflects a $106.5 million charge for in-process research and development and a related deferred tax benefit of $21.7 million which were recorded upon consummation of the acquisition.


    On May 1, 1996, the Company acquired Genetrix, a privately held genetic testing laboratory, for an aggregate purchase price of $36.5 million. Approximately $39.0 million was allocated to goodwill and is being amortized over 15 years. The Company incurred restructuring charges of $1.0 million related to closings of laboratories made redundant by the acquisition.


NOTE F. OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

Off-balance-sheet financial instruments create various degrees and types of risk to Genzyme, including credit, interest rate and liquidity risk.

In the normal course of business, Genzyme enters into interest rate swap contracts to hedge interest rate risk related to its variable rate notes payable. Interest rate swaps generally involve the exchange of fixed and variable interest payments between two parties based on a common notional principal amount and maturity date. The notional amount of interest rate contracts is the amount upon which interest and other payments under the contract are based. The primary risks associated with interest rate swaps are the exposure to movements in interest rates and the ability of counterparties to meet the terms of the contract.

In December 1996, Genzyme entered into a $100.0 million interest rate swap contract to effectively convert the variable interest rate on borrowings under its $225 million revolving credit facility to a fixed interest rate. Net payments made or received under the interest rate swap contract are recorded as interest expense. At December 31, 1998, the interest rate swap contract had a termination value of approximately $1.2 million with a notional value of approximately $100.0 million. The agreement matures in 1999.


NOTE G. ACCOUNTS RECEIVABLE AND INTANGIBLE ASSETS

Genzyme General's trade receivables primarily represent amounts due from healthcare service providers and companies and institutions engaged in research, development or production of pharmaceutical and biopharmaceutical products. Genzyme General performs ongoing credit evaluations of its customers and generally does not require collateral. Accounts receivable are stated at fair value after reflecting the allowance for doubtful accounts of $9.9 million and $8.4 million at December 31, 1998 and 1997, respectively.

Net intangible assets for Genzyme General as of December 31, 1998 and 1997 includes $48.5 million and $51.7 million, respectively, of goodwill primarily due to acquisitions.

As of December 31, 1998 and 1997, accumulated amortization of intangible assets was $39.6 million and $30.4 million, respectively.


NOTE H. INVENTORIES

Inventories consist of the following (amount in thousands):

                                MARCH 31,                 DECEMBER 31,
                                   1999              1998                1997
------------------------------------------------------------------------------
                               (unaudited)
Raw materials .................  $25,506           $29,497            $ 39,125
Work-in-process ...............   42,036            23,359              28,870
Finished products .............   15,449            32,306              43,536
                                 -------           -------            --------
             Total ............  $82,991           $85,162            $111,531
                                 =======           =======            ========

                                 GENZYME GENERAL
       NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS - (CONTINUED)

     (Information with respect to the three months ended March 31, 1999 and
                          March 31, 1998 is unaudited)


NOTE I. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at December 31 includes the following (amounts in thousands):


                                                         1998           1997
                                                      ----------     ----------

Plant and equipment...............................    $  243,816     $  223,986
Land and buildings................................       147,806        130,526
Leasehold improvements............................        68,414         62,857
Furniture and fixtures............................        13,516         10,501
Construction-in-progress..........................        30,191         24,622
                                                      ----------     ----------
                                                         503,743        452,492
   Less accumulated depreciation..................      (141,000)      (103,703)
                                                      ----------     ----------
         Property, plant and equipment, net.......    $  362,743     $  348,789
                                                      ==========     ==========

Depreciation expense was $34.9 million, $28.4 million and $20.8 million in 1998, 1997 and 1996, respectively.

Genzyme General has capitalized approximately $34.6 million of gross process validation and optimization costs related to its manufacturing facilities. Genzyme General capitalized approximately $0.7 million, $0.5 million and $2.2 million of interest costs in 1998, 1997 and 1996, respectively, related to facility construction.


NOTE J.  INVESTMENTS

Investments in marketable securities at December 31 consisted of the following (amounts in thousands):

                                             1998                   1997
-------------------------------------------------------------------------------
                                                  MARKET                 MARKET
                                       COST       VALUE       COST       VALUE
Cash Equivalents:
  Corporate notes .................  $  8,131    $  8,129    $10,829    $10,829
  Money Market Fund ...............    70,805      70,805     39,833     39,833
                                     --------    --------    -------    -------
                                     $ 78,936    $ 78,934    $50,662    $50,662
                                     ========    ========    =======    =======

Short Term:
  Corporate notes .................  $173,970    $174,421    $35,298    $35,294
                                     ========    ========    =======    =======

Long Term:
  Corporate notes .................  $226,002    $226,259    $69,932    $69,872
  Federal agencies ................    33,412      33,581       --         --
  U.S. Treasury notes .............    21,323      21,824     21,667     21,755
                                     --------    --------    -------    -------
                                     $280,737    $281,664    $91,599    $91,627
                                     ========    ========    =======    =======

Investment in equity securities....  $ 62,244    $ 51,977    $29,609    $30,047
                                     ========    ========    =======    =======

REALIZED AND UNREALIZED GAINS AND LOSSES ON MARKETABLE SECURITIES AND
  INVESTMENTS:

In 1998, Genzyme General recorded a gain of $3.4 million upon the sale of a portion of its TECHNE common stock received from the sale of its research products assets to TECHNE. Genzyme General recorded a charge of $3.4 million related to a write-down of a strategic equity investment whose decline in value was considered "other than temporary". Investment income for 1996 includes net realized losses of $47,000.

Gross unrealized holding losses of $12.5 million and gross unrealized holding gains of $3.6 million were recorded at December 31, 1998 in division equity as compared to gross unrealized holding losses of $2.9 million and gross unrealized holding gains of $3.4 million recorded at December 31, 1997.

                                 GENZYME GENERAL
       NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS - (CONTINUED)

     (Information with respect to the three months ended March 31, 1999 and
                          March 31, 1998 is unaudited)

Information regarding the range of contractual maturities of investments in debt securities at December 31 is as follows (amounts in thousands):


                                            1998                    1997
--------------------------------------------------------------------------------
                                                 MARKET                  MARKET
                                      COST       VALUE        COST       VALUE

Within 1 year ..................    $252,907    $253,355    $ 85,960    $ 85,956
After 1 year through 2 years ...     259,363     259,788      62,856      62,806
After 2 years through 10 years..      21,373      21,876      28,743      28,821
                                    --------    --------    --------    --------
                                    $533,643    $535,019    $177,559    $177,583
                                    ========    ========    ========    ========

Investments in marketable securities are attributed to either Genzyme General, GSP, GMO or GTR. The Company holds certain strategic investments in unconsolidated entities which may be attributed to either Genzyme General, GSP, GMO or GTR.


INVESTMENTS ALLOCATED TO GENZYME GENERAL (amounts in thousands):

                                                                  ADJUSTED     MARKET     UNREALIZED
                                                                    COST       VALUE      GAIN (LOSS)
-----------------------------------------------------------------------------------------------------

ABIOMED, Inc. ...............................................     $15,804     $11,323    $ (4,481)
Aronex Pharmaceuticals, Inc. ................................       1,693         846        (847)
BioMarin Pharmaceutical, Inc. ...............................       8,000       8,000        --
Celtrix Pharmaceuticals, Inc.(3) ............................       4,898       4,898        --
Dyax Corporation ............................................       3,000       3,000        --
GelTex Pharmaceuticals, Inc. ................................       2,500       2,263        (237)

Pharming Group, N.V.(1) .....................................      13,983
    Revaluation of investment in Pharming ...................       1,122
                                                                  -------
  Adjusted investment in Pharming ...........................      15,105       8,497      (6,608)
                                                                  -------

TECHNE Corporation(2) .......................................       9,126      11,196       2,070
Other .......................................................       2,118       1,954        (164)
                                                                  -------     -------    --------
Total investment in equity securities as of December 31, 1998     $62,244     $51,977    $(10,267)
                                                                  =======     =======    ========


(1) The investment in Pharming is denominated in guilders and the revaluation entry represents the translation of the historical guilder amount of the investment into US dollars at the December 1998 month-end rate.

(2) In December 1998, Genzyme sold a portion of TECHNE common stock for net proceeds of $9.6 million and recorded a gain of approximately $3.4 million related to the sale.

(3) In December 1998, Genzyme determined that a portion of the impairment in its investment in Celtrix was "other than temporary." Accordingly, a loss of approximately $3.4 million was charged to operations in 1998.


SUMMARY:

                                                                              DECEMBER 31,
(AMOUNTS IN THOUSANDS)                                                    1998            1997
-----------------------------------------------------------------------------------------------
Adjusted historical cost of investments in equity securities......     $ 62,244         $29,609
Net unrealized gains (losses).....................................      (10,267)            438
                                                                       --------         -------
Investment in equity securities at market value...................     $ 51,977         $30,047
                                                                       ========         =======


    EQUITY INVESTMENTS ALLOCATED TO GENZYME GENERAL


    DYAX CORPORATION

    In October 1998, Genzyme entered into a collaboration agreement with Dyax Corporation ("Dyax") to develop and commercialize one of Dyax's proprietary compounds for the treatment of chronic inflammatory diseases. Dyax will fund the first $6.0 million in development costs, and the parties will split all subsequent development costs equally. In connection with that agreement, Genzyme made an investment of $3.0 million in the convertible preferred stock of Dyax and made a $3.0 million line of credit available to help Dyax fund its operations. As of December 31, 1998, Dyax had not borrowed any money under the line of credit. Genzyme is required to make milestone payments to Dyax upon FDA approval of products that arise out of the collaboration, and will share equally with Dyax all profits from the sale of these products. Genzyme's Chairman and Chief Executive Officer is a director of Dyax and Dyax's Chief Executive Officer is a director of Genzyme.


    GENZYME TRANSGENICS CORPORATION

    Genzyme holds approximately 40.4% of the outstanding common stock of GTC, and accounts for its investment in GTC under the equity method. Genzyme and GTC are parties to a services agreement (which is currently under renegotiation) under which GTC pays Genzyme for certain basic services provided by Genzyme, such as treasury, data processing and laboratory support services, a sublease agreement pursuant to which Genzyme subleases a portion of one of its facilities in Framingham, Massachusetts to GTC and a research and development agreement pursuant to which Genzyme and GTC each perform certain research services for each other. During 1998, Genzyme received approximately $4.8 million from GTC pursuant to the three agreements between the companies and GTC received approximately $3.6 million from Genzyme pursuant to the research and development agreement. At December 31, 1998, Genzyme had a receivable of $1.5 million from GTC.

                                 GENZYME GENERAL
       NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS - (CONTINUED)

     (Information with respect to the three months ended March 31, 1999 and
                          March 31, 1998 is unaudited)

The fair market value of the GTC shares owned by Genzyme, based on quoted market prices, was $41.8 million and $71.5 million at December 31, 1998 and 1997, respectively. The Company reported equity in GTC's net losses of $7.4 million, $2.9 million and $3.4 million for the years ended December 31, 1998, 1997 and 1996, respectively.

Following are condensed statements of operations and balance sheet data of GTC (amounts in thousands):

                                               YEAR ENDED DECEMBER 31,
                                     1998               1997              1996
--------------------------------------------------------------------------------
Revenues................          $ 62,412            $62,938           $46,834
Operating loss..........           (19,365)            (8,352)           (7,253)
Net loss................           (19,950)            (9,343)           (7,746)


                                                              DECEMBER 31,
                                                        1998              1997
-------------------------------------------------------------------------------
Current assets..............................           $32,417          $24,400
Noncurrent assets...........................            50,920           46,580
Current liabilities.........................            37,297           32,823
Noncurrent liabilities......................             9,836           10,779


GTC CREDIT FACILITIES

Genzyme has guaranteed GTC's obligations under a $17.5 million credit facility and a $7.1 million term loan with a commercial bank. In exchange for this guarantee, GTC issued Genzyme a warrant to purchase up to 288,000 shares of GTC common stock at an exercise price of $4.875 per share. As of December 31, 1998, 96,000 of the shares subject to this warrant were exercisable. GTC also issued Genzyme a warrant to purchase 145,000 shares of GTC common stock at an exercise price of $2.84375 per share in connection with the guarantee by Genzyme of GTC's obligations under a prior credit facility. All of the shares subject to this warrant are exercisable.


CONVERTIBLE DEBT AGREEMENT

In December 1998, Genzyme and GTC further amended and restated their Convertible Debt Agreement (the "Convertible Debt Agreement"). Under the Convertible Debt Agreement, the available line of credit from Genzyme to GTC is $8,327,000 and the expiration date is March 31, 2000. GTC has an option to convert any outstanding balance to a three year term loan. The interest rate of the Convertible Debt Agreement was 7% through April 1, 1998 increasing annually through the end of the Convertible Debt Agreement; starting at the lower of 8% or prime in the first year increasing to the lower of 10% or prime lending rate plus 2% in the first year of the Convertible Debt Agreement. As a result of GTC's preferred stock offering in March 1998 the Convertible Debt Agreement was reduced to approximately $6.3 million. There are certain financial covenants under the Convertible Debt Agreement. Any amounts outstanding under the Convertible Debt Agreement may be converted into shares of GTC common stock at Genzyme's option at any time or at GTC's option on a quarterly basis. All such conversions are to be based on the average closing stock price over 20 trading days ending two trading days prior to the date of conversion. The largest amount outstanding under this line of credit during the fiscal year ended December 31, 1998 was $3.0 million. As of December 31, 1998, no balances remained outstanding under this credit line.


ATIII LLC

Effective January 1998, Genzyme and GTC established ATIII LLC, a joint venture for the development and commercialization of ATIII. Genzyme and GTC will provide 70% and 30%, respectively, of the first $33.0 million in development costs under the program. Development costs in excess of $33.0 million will be shared equally by the partners and all profits from the sale of ATIII will be split equally. To the extent that either party fails to fund its share of costs and expenses, the profit sharing interests and the future funding obligations of the parties may be proportionately adjusted. The joint venture has the right to commercialize ATIII worldwide, excluding Asia. GTC contributed ATIII and certain of the product's underlying patents and technology to the joint venture. Genzyme also contributed patents and technology underlying the product to the joint venture. Pursuant to the terms of the joint venture agreements, Genzyme will pay GTC certain amounts upon the achievement of certain milestones. GTC will manufacture ATIII in bulk form and Genzyme will perform the finished processing work. Genzyme, as the exclusive distributor for ATIII LLC, will market and sell products for the joint venture in the territory. The joint venture agreements supersede and replace the provisions of an earlier agreement between the parties pursuant to which Genzyme had funded the ATIII program.

The minority interest of $4.3 million for the year ended December 31, 1998 relates to the portion of the results of operations of ATIII LLC that is allocable to GTC. There were no corresponding amounts for the years ended December 31, 1997 or 1996. Genzyme's Chairman and Chief Executive Officer is a director of GTC.

                                 GENZYME GENERAL
       NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS - (CONTINUED)

     (Information with respect to the three months ended March 31, 1999 and
                          March 31, 1998 is unaudited)


INVESTMENTS IN JOINT VENTURES ALLOCATED TO GENZYME GENERAL:

DIACRIN/GENZYME LLC (UNAUDITED)

On October 1, 1996, Diacrin/Genzyme LLC was established as a joint venture between GTR and Diacrin to develop and commercialize products and processes using porcine fetal cells for the treatment of Parkinson's disease and Huntington's disease in humans. In March 1999, Genzyme announced its intention to reallocate Genzyme's interest in Diacrin/Genzyme LLC from GTR to Genzyme General in the second quarter of 1999 in exchange for $25.0 million of cash and a 3% worldwide royalty on any products sold by Diacrin/Genzyme LLC (the "Transfer"). The Transfer was approved by holders of GZTR Stock in May 1999. In connection with the Transfer, Genzyme General paid to GTR $25.0 million in cash and the funds available under the GTR Equity Line were reduced to $20.0 million from $45.0 million. Of the $25.0 million in cash paid to GTR for the Transfer, $5.0 million is non-refundable and $20.0 million represents a pre-payment related to the achievement of certain future milestones by Diacrin/Genzyme LLC. If the milestones are not met, GTR is required to repay Genzyme General for the advanced milestone funds plus interest in cash or GTR Designated Shares, at GTR's option.

RENAGEL LLC

In June 1997, Genzyme and GelTex established RenaGel LLC, a joint venture for the final development and commercialization of Renagel(R) Capsules. The joint venture has rights to commercialize Renagel(R) Capsules worldwide, except in Japan and Pacific Rim countries. Genzyme will market and sell products for the joint venture in the territory. Each of Genzyme and GelTex currently hold a 50% ownership interest in RenaGel LLC. Genzyme and GelTex are each required to fund 50% of the joint venture's costs and expenses, and will share equally in the profits. To the extent that either party fails to fund its share of costs and expenses, the profit sharing interests and the future funding obligations of the parties may be proportionately adjusted. GelTex contributed Renagel(R) Capsules and the product's underlying patents and technologies to the joint venture.

Pursuant to the terms of the agreement, Genzyme committed to pay GelTex a total of $27.5 million. When the joint venture agreements were signed, Genzyme made a $2.5 million equity investment of GelTex common stock at $25.00 per share, which represents less than 1% ownership in GelTex. Genzyme also paid GelTex $15.0 million in November 1998 when Renagel(R) Capsules received FDA marketing approval. Genzyme will make an additional $10.0 million milestone payment in October 1999. The $25.0 million in milestone payments has been capitalized.

As of December 31, 1998, Genzyme General has provided a total of $14.4 million of funding to the joint venture and realized net losses from the joint venture of $7.5 million in 1998 and $2.3 million in 1997. Summary financial information is not presented as the impact of RenaGel LLC's activities on the Company's statement of operations for the years ended December 31, 1998 and 1997 is not considered to be material. At December 31, 1998, Genzyme had a receivable from RenaGel LLC of $1.1 million. The Company's Chairman and Chief Executive Officer is a director of GelTex and another director of the Company is Chairman of GelTex.

BIOMARIN/GENZYME LLC

In September 1998, Genzyme formed BioMarin/Genzyme LLC, a joint venture with BioMarin for the development and commercialization of alpha-L-iduronidase, a recombinant enzyme to treat MPS I. Funding for and profits of the joint venture will be shared equally by Genzyme and BioMarin. Pursuant to the terms of joint venture agreement, Genzyme will pay BioMarin a $12.1 million milestone payment upon receipt of FDA approval of a Biologics License Application for alpha-L-iduronidase to treat MPS I. As of December 31, 1998, Genzyme General has provided a total of $1.4 million of funding to the joint venture and realized net losses from the joint venture of $0.9 million in 1998. Summary financial information is not presented as the impact of BioMarin/Genzyme LLC's activities on the Company's statement of operations for the year ended December 31, 1998 is not considered to be material.


PHARMING/GENZYME LLC

On October 14, 1998 Genzyme General and Pharming formed Pharming/Genzyme LLC, joint venture to develop and commercialize worldwide the human enzyme alpha-glucosidase as a treatment for Pompe disease. Under the terms of the agreement, Genzyme General will fund the first $14.0 million of development costs. Thereafter, funding for and profits of the joint venture will be shared equally by Genzyme and Pharming. As of December 31, 1998, Genzyme General has provided a total of $3.2 million of funding to the joint venture and realized net losses from the joint venture of $4.0 million in 1998. Summary financial information is not presented as the impact of Pharming/Genzyme LLC's activities on the Company's statement of operations for the year ended December 31, 1998 is not considered to be material.

                                 GENZYME GENERAL
       NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS - (CONTINUED)

     (Information with respect to the three months ended March 31, 1999 and
                          March 31, 1998 is unaudited)

NOTE K. ACCRUED EXPENSES
Accrued expenses at December 31 include the following (amounts in thousands):

                                                          1998           1997
                                                         -------        -------
Compensation.......................................      $20,434        $17,902
Technology access fee..............................       10,000              -
Professional fees..................................        4,853          6,750
Royalties..........................................        5,846          7,737
Rebates............................................        5,663          4,575
Other..............................................       18,847         25,886
                                                         -------        -------
                                                         $65,643        $62,850
                                                         =======        =======

NOTE L. LONG-TERM DEBT AND LEASES

    LONG-TERM DEBT

    Long-term debt at December 31 is comprised of the following (amounts in thousands):

                                                            1998         1997
--------------------------------------------------------------------------------
5.25% GGD Notes....................................       $250,000     $    --
Revolving Credit Facility..........................         82,000       95,000
5% GGD Debentures..................................         21,559          --
Mortgage note payable, matures June 13, 1999.......            --        19,833
Other mortgage notes payable.......................          3,167        3,856
                                                          --------     --------
                                                           356,726      118,689
Less current portion...............................       (82,080)         (711)
                                                          -------      --------
                                                          $274,646     $117,978
                                                          =======      ========

In February 1998, Genzyme repaid the remaining $0.7 million principal balance due on a mortgage note due January 2008.

In November 1998, Genzyme repaid the remaining $19.4 million principal balance due on a mortgage note due June 1999 plus accrued interest of $0.2 million.

Minimum annual principal repayment of long-term debt, excluding capital leases, in each of the next five years are as follows: 1999-$82,080,000, 2000-$89,000, 2001-$98,000, 2002-$109,000, 2003-$25,920,000 and thereafter $248,430,000.

Although the Company retains responsibility for the repayment of all long-term debt obligations such debt is allocated to either Genzyme General, GSP, GMO or GTR for reporting purposes based on the intended use of the funds borrowed under each instrument.

REVOLVING CREDIT FACILITY

Genzyme has a $225 million revolving credit facility with a syndicate of commercial banks. Loans bear interest at LIBOR plus an applicable margin pursuant to the terms and conditions defined in the credit agreement. Amounts drawn under this facility may be allocated to Genzyme General, GSP, GMO or GTR. As of December 31, 1998 and March 31, 1999, Genzyme had $100.0 million of debt outstanding under the revolving credit facility, $82.0 million of which was allocated to Genzyme General and $18.0 million of which was allocated to GTR. The $100.0 million outstanding under this facility is due in November 1999.

The notes have certain covenants which require Genzyme to, among other things, maintain certain levels of earnings and liquidity ratios. If Genzyme defaults on the covenants the revolving credit facility is payable on demand. The stock of Genzyme Securities Corporation, a Massachusetts securities corporation, is pledged as collateral for this facility. As of December 31, 1998, the interest rate on amounts outstanding under the revolving credit facility was approximately 5.75%. Genzyme pays a commitment fee ranging from 0.15% to 0.375% on the unused portion of the revolving credit facility.

5.25% CONVERTIBLE SUBORDINATED NOTES

In May 1998, Genzyme raised approximately $243.0 million, net of the initial purchasers' discount and offering costs, from the issuance of the GGD Notes. The GGD Notes bear interest at 5.25% per annum and interest is payable semi-annually on June 1 and December 1 of each year, commencing on December 1, 1998. The GGD Notes are convertible, at any time at or before maturity (unless previously redeemed), into shares of GENZ Stock at a conversion price of $39.60 per share, subject to adjustment for certain events. As a result of the GMO Dividend and the Distribution, holders of the GGD Notes will also be entitled to receive
0.10805 share of GZMO Stock and 0.17901 share of GZSP Stock for each share of GENZ Stock issued upon conversion. The GGD Notes may not be redeemed prior to June 10, 2001 and are redeemable, subject to certain subordination

                                 GENZYME GENERAL
       NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS - (CONTINUED)

     (Information with respect to the three months ended March 31, 1999 and
                          March 31, 1998 is unaudited)

provisions, on such date and thereafter at the option of Genzyme, as a whole or from time to time in part, at the following prices (expressed as percentages of the principal amount) plus accrued interest to, but not including, the redemption date: 102.63% if redeemed on or before May 31, 2002, 101.75% if redeemed between June 1, 2002 and May 31, 2003; 100.88% if redeemed between June 1, 2003 and May 31, 2004; and 100% if redeemed on or after June 1, 2004. The fair value of the GGD Notes at December 31, 1998, based upon quoted market prices, totaled $322.0 million.


GGD DEBENTURES

In August 1997, GMO raised $20.0 million through the private placement of the GMO Debentures. In the third quarter of 1997, GMO recorded $16.5 million of proceeds attributable to the value of the debt and $3.5 million attributed to the value of the conversion feature (recorded as an increase to stockholders' equity). The debt was accreted to its $20.0 million face value by a charge to interest expense of $3.5 million over the term of the initial 15 month conversion period. The GMO Debentures provided that if the effective date of the initial public offering of GZMO Stock did not occur before August 29, 1998, at the holder's option, the GMO Debentures could be exchanged for the GGD Debentures. Effective August 1998, all of the holders of the GMO Debentures exercised their option to exchange their GMO Debentures, plus accrued interest of $1.2 million, for the GGD Debentures. Approximately 3,029,000 GMO Designated Shares were reserved in connection with this exchange, subject to adjustment based on the fair market value of GZMO Stock on October 16, 1999. GMO recorded $1.9 million and $1.0 million of interest expense related to the accretion of this debt in 1998 and 1997, respectively. Genzyme General recorded $0.7 million of interest expense related to the accretion of this debt in 1998.


MORTGAGE NOTES

The Company's remaining mortgage note matures December 2003 and is collateralized by land and buildings with a net book value of $3.5 million at December 31, 1998. This mortgage, which bears interest at 10.5%, is attributed to Genzyme General


OPERATING LEASES

Total rent expense under operating leases was $16.3 million, $14.2 million and $10.6 million in 1998, 1997 and 1996, respectively. Genzyme General leases facilities and personal property under certain operating leases in excess of one year.


FUTURE MINIMUM PAYMENTS DUE UNDER OPERATING LEASES (amounts in thousands):

                                                               OPERATING
                                                                 LEASES
------------------------------------------------------------------------
1999........................................                   $  19,646
2000........................................                      18,549
2001........................................                      15,578
2002........................................                      13,611
2003........................................                      12,899
Thereafter..................................                     125,936
                                                               ----------
Total minimum payments......................                   $ 206,219
                                                               ==========

A sixty-five year lease commenced on June 1, 1992 between a wholly-owned subsidiary of Genzyme and a third party lessor. Genzyme General recorded total rent expense under this lease of $1,517,000, $1,290,000 and $886,000 in 1998,
1997 and 1996, respectively. The lease provides for escalation's every five years based on the Consumer Price Index Escalation with a minimum escalation of 3% per year. Therefore, rent expense on a straight-line basis is $1,517,000 per year.

GTR leases from Genzyme General a portion of a research and development facility. GTR is obligated to pay Genzyme General $0.6 million per year for 3 years commencing on July 1, 1998. Total rental income for 1998 was $0.3 million.

                                 GENZYME GENERAL
       NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS - (CONTINUED)

     (Information with respect to the three months ended March 31, 1999 and
                          March 31, 1998 is unaudited)


NOTE M.  DIVISION EQUITY

The following presents the division equity of Genzyme General at December 31 for the periods presented (amounts in thousands):

                                                                       1998           1997           1996
-----------------------------------------------------------------------------------------------------------
Balance at beginning of period ................................     $ 745,895      $ 645,185      $ 659,106
Net income (loss) .............................................       133,052         76,642        (10,687)
Allocation of tax benefits generated by GTR ...................        16,394         17,666         17,011
Allocation of tax benefits generated by GMO ...................         3,527          2,755           --
Allocation of tax benefits generated by GSP ...................        17,936         10,112          7,487
Issuance of common stock under stock plans ....................        74,360         35,963         18,581
Exercise of warrants ..........................................           289            855        106,164
Allocation of cash to GTR for GZTR Designated Shares ..........          --          (14,892)       (11,714)
Tax benefit from disqualified dispositions ....................        18,561          4,127          3,500
Allocation of cash to GMO for GZMO Designated Shares ..........        (5,000)          --             --
Allocation of cash to GSP .....................................       (41,975)       (25,669)      (283,178)
Conversion of GMO Debentures to GGD Debentures for
  GZMO Designated Shares ......................................       (19,802)          --             --
Conversion of note receivable due from GMO into
  GZMO Designated Shares ......................................        (2,696)          --             --
Loss on purchase of facility from GTR .........................          (711)          --             --
Payment to GTR for research program ...........................          (250)          --             --
Shares issued in connection with acquisitions .................          --             --           36,991
Allocation of acquired deferred tax asset in connection
  with the acquisition of PharmaGenics ........................          --            2,900           --
Issuance of common stock in connection with the
 conversion of 6 3/4% Convertible Subordinated Notes ..........          --             --          101,400
Equity adjustments ............................................           387         (9,749)           524
                                                                    ---------      ---------      ---------
Balance at end of period.......................................     $ 939,967      $ 745,895     $  645,185
                                                                    =========      =========      =========

At December 31, 1998 and 1997, 200,000,000 shares of GENZ Stock were authorized for issuance and approximately 81,394,000 and 77,693,000 shares, respectively, were issued and outstanding.

Included in division equity are the cumulative foreign currency translation charges of $4.8 million and $12.4 million at December 31, 1998 and 1997, respectively.

At December 31, 1998, approximately 14,888,000 shares of GENZ Stock were reserved for issuance under the Company's 1990 Equity Incentive Plan, as amended, 1997 Equity Incentive Plan, 1998 Director Stock Option Plan, and 1990 Employee Stock Purchase Plan, as amended, and upon the exercise of outstanding warrants. At December 31, 1998, approximately 11,593,000 options to purchase shares of GENZ Stock were outstanding.

Pursuant to the Charter, GZSP, GZMO and GZTR Designated Shares are authorized shares of GZSP Stock, GZMO Stock and GZTR Stock, respectively, which are not issued and outstanding, but which the Genzyme Board may from time to time issue, sell or otherwise distribute without allocating the proceeds or other benefits of such issuance, sale or distribution to GSP, GMO or GTR, respectively. GZSP, GZMO and GZTR Designated Shares are not eligible to receive dividends and cannot be voted by Genzyme. GZSP, GZMO and GZTR Designated Shares are created in certain circumstances when cash or other assets are transferred from Genzyme General to GSP, GMO or GTR.

In October 1996, the Genzyme Board approved the allocation of up to a maximum of $20.0 million of cash from Genzyme General to GTR (the "GTR Equity Line") to provide initial funding for GTR's joint venture with Diacrin. As of December 31, 1997, Genzyme had allocated a total of $7.0 million of cash from Genzyme General to GTR under the GTR Equity Line and 721,455 GZTR Designated Shares had been reserved for issuance.

In May 1998, the Genzyme Board increased the amount available under the GTR Equity Line from $13.0 million to $50.0 million. Under the GTR Equity Line, Genzyme Tissue Repair may draw down funds as needed each fiscal quarter in exchange for GZTR Designated Shares. The rate of exchange will be determined by dividing the amount drawn under the line of credit by the average market value of one share of GZTR Stock during the 20 trading days prior to the date the amount is drawn under the line of credit. As of December 31, 1998, GTR had not yet drawn any funds from the equity line.

                                 GENZYME GENERAL
       NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS - (CONTINUED)

     (Information with respect to the three months ended March 31, 1999 and
                          March 31, 1998 is unaudited)

In 1997, the Genzyme Board approved the allocation of up to $25.0 million in cash from Genzyme General to GMO. The amount available was reduced to $5.0 million as a result of the issuance in August 1998 of $20.0 million in debentures convertible into GZMO Stock, which were subsequently surrendered in exchange for the GGD Debentures in 1998. GMO drew down the remaining $5.0 million available under this equity line in 1998 in exchange for approximately 714,000 GZMO Designated Shares.

In August 1998, the Genzyme Board approved the allocation of up to an additional $30.0 million in cash to GMO in exchange for an increase in the number of GZMO Designated Shares.

As of December 31, 1998, there were approximately 716,000 GZTR Designated Shares reserved for issuance.

As of December 31, 1998, there were approximately 696,000 GZMO Designated Shares reserved for issuance. During 1998, Genzyme distributed 8,717,000 GZMO Designated Shares as a dividend to Genzyme General shareholders.

PREFERRED STOCK

Shares of preferred stock may be issued from time to time in one or more series. The Genzyme Board may determine, in whole or in part, the preferences, voting powers, qualifications, and special or relative rights or privileges of any such series before the issuance of any such shares of that series. The Genzyme Board shall determine the number of shares constituting each series of preferred stock and each series shall have a distinguishing designation.

STOCK SPLIT

All share and per share amounts herein have been restated to reflect the 2-for-1 split of shares of GENZ Stock on July 25, 1996.

CREATION OF GZSP STOCK (UNAUDITED)

On June 28, 1999, Genzyme issued approximately 14.8 million shares of GZSP Stock to Genzyme General stockholders of record on June 14, 1999 in a dividend distribution of 0.17901 share of GZSP Stock for each share of GENZ Stock owned. Cash in lieu of fractional shares was paid at $25.00 per share.

GZSP DESIGNATED SHARES

Pursuant to the Charter, GZSP Designated Shares are authorized shares of GZSP Stock which are not issued and outstanding, but which the Genzyme Board may from time to time issue, sell or otherwise distribute without allocating the proceeds or other benefits of such issuance, sale or distribution to GSP. GZSP Designated Shares are not eligible to receive dividends and cannot be voted by Genzyme. GZSP Designated Shares are created in certain circumstances when cash or other assets are transferred from Genzyme General to GSP. The number of GZSP Designated Shares will be decreased by: the number of shares of GZSP Stock issued by Genzyme, the proceeds of which are allocated to Genzyme General; the number of shares of GZSP Stock issued as a dividend to holders of GENZ Stock; and the number of shares of GZSP Stock issued upon the conversion of convertible securities, the proceeds of which are attributed to Genzyme General. Approximately 1,130,123 GZSP Designated Shares are reserved for issuance upon conversion of the GGD Notes. In addition, the number of GZSP Designated Shares can be increased as a result of certain interdivision transactions.

If, as of June 30 of each year starting June 30, 2000, the number of GZSP Designated Shares on such date (not including those reserved for issuance with respect to Genzyme General convertible securities as a result of anti-dilution adjustments required by the terms of such instruments by the Genzyme Board) exceeds 10% of the number of shares of GZSP Stock then issued and outstanding then substantially all GZSP Designated Shares will be distributed to holders of record of GENZ Stock, subject to reservation of a number of such shares equal to the sum of (a) the number of GZSP Designated Shares reserved for issuance upon the exercise or conversion of Genzyme General convertible securities and (b) the number of GZSP Designated Shares reserved by the Genzyme Board as of such date for sale not later than six months after such date, the proceeds of which sale will be allocated to Genzyme General.

GZMO DESIGNATED SHARES

Pursuant to the Charter, GZMO Designated Shares are authorized shares of GZMO Stock which are not issued and outstanding, but which the Genzyme Board may from time to time issue, sell or otherwise distribute without allocating the proceeds or other benefits of such issuance, sale or distribution to GMO. GZMO Designated Shares are not eligible to receive dividends and cannot be voted by Genzyme. GZMO Designated Shares are created in certain circumstances when cash or other assets are transferred from Genzyme General to GMO. The Genzyme Board may issue the GZMO Designated Shares as a stock dividend to the holders of GENZ Stock or it may sell such shares in a public or private sale and allocate all of the proceeds to Genzyme General. The number of GZMO Designated Shares will be decreased by: the number of shares of GZMO Stock issued by Genzyme, the proceeds of which are allocated to Genzyme General; the number of shares of GZMO Stock issued as a dividend to holders of GENZ Stock; and the number of shares of GZMO Stock issued upon the conversion of convertible securities, the proceeds of which are attributed to Genzyme General. In addition, the number of GZMO Designated Shares can be increased as a result of certain interdivision transactions.

When Genzyme acquired PharmaGenics, the $2.5 million of debt outstanding under a credit facility which Genzyme had made available to PharmaGenics to fund PharmaGenics's documented operating costs became a liability allocated to GMO (the "PGI Credit Facility"). In September 1998, the Genzyme Board approved the exchange of the PGI Credit Facility to Genzyme General in the principal amount of $2,450,000, plus accrued interest of $246,080, for approximately 386,000 GZMO Designated Shares. The number of GZMO Designated Shares created as a result of the exchange was based on the fair value of the GZMO Stock at the time ($7.00) as determined by the Genzyme Board. The amount of the note and the accrued interest was reclassified to division equity upon the exchange.

GMO EQUITY LINE OF CREDIT

In 1997, the Genzyme Board approved the allocation of up to $25.0 million in cash from Genzyme General to GMO (the "GMO Equity Line"), subject to a dollar-for-dollar reduction by the proceeds of outside financing received by GMO. As a result of the issuance of the GMO Debentures in August 1997, the amount available under the GMO Equity Line was reduced to $5.0 million. In September 1998, GMO made a draw of the remaining $5.0 million available under the GMO Equity Line, thus reducing the amount available under the GMO Equity Line to zero. Approximately 714,000 GZMO Designated Shares were reserved for issuance in connection with this draw.

In August 1998, the Genzyme Board approved the allocation of up to an additional $30.0 million in cash to GMO in exchange for an increase in the number of GZMO Designated Shares. As of March 31, 1998, GMO had not yet drawn any funds under this arrangement.

DISTRIBUTION OF GZMO DESIGNATED SHARES

If, as of November 30, of each year starting November 30, 1999 the number of GZMO Designated Shares on such date (not including those reserved for issuance with respect to Genzyme General convertible securities as a result of anti-dilution adjustments required by the terms of such instruments by the Genzyme Board) exceeds 10% of the number of shares of GZMO Stock then issued and outstanding, then substantially all GZMO Designated Shares will be distributed to holders of record of GENZ Stock, subject to reservation of a number of such shares equal to the sum of (a) the number of GZMO Designated Shares reserved for issuance upon the exercise or conversion of Genzyme General convertible securities and (b) the number of GZMO Designated Shares reserved by the Genzyme Board as of such date for sale not later than six months after such date, the proceeds of which sale will be allocated to Genzyme General.

In November 1998, Genzyme distributed approximately 8,717,000 shares of GZMO Stock to holders of GENZ Stock and released from escrow approximately 3,929,000 shares of GZMO Stock held by the former PharmaGenics shareholders.

GZMO Designated Shares activity is summarized below:

                                                       GZMO DESIGNATED
                                                           SHARES
                                                       ---------------
Established at merger with PharmaGenics                  6,000,000
                                                         ---------
  Balance at December 31, 1997                           6,000,000

GMO Debenture exchange                                   3,028,571
PharmaGenics credit facility exchange                      385,972
Increase from equity line                                  714,286
Dividend distribution                                   (8,717,485)
Warrants exercised                                          (1,352)
                                                         ---------
 Outstanding at December 31, 1998                        1,409,992
                                                         =========

GTR EQUITY LINE OF CREDIT

In October 1996, the Genzyme Board approved the GTR Equity Line with an initial allocation of up to $20.0 million in cash from Genzyme General to GTR to provide initial funding for GTR's joint venture with Diacrin, of which $7.0 million of cash was allocated to GTR in 1997 in exchange for 721,455 GTR Designated Shares.

In May 1998, the Genzyme Board increased the amount available under the GTR Equity Line from $13.0 million to $50.0 million. In May 1999, the GTR Equity Line was reduced to $25.0 million in connection with the Transfer (see Note J., "Investments", above). Under the GTR Equity Line, Genzyme Tissue Repair may draw down funds as needed each fiscal quarter in exchange for GTR Designated Shares. The rate of exchange will be determined by dividing the amount drawn under the line of credit by the average market value of one share of GTR Stock during the 20 trading days prior to the date the amount is drawn under the line of credit. As of March 31, 1999, GTR had drawn $5.0 million of the funds available under the GTR Equity Line.

GZTR DESIGNATED SHARES

Pursuant to the Charter, GZTR Designated Shares are authorized shares of GZTR Stock which are not issued and outstanding, but which the Genzyme Board may from time to time issue, sell or otherwise distribute without allocating the proceeds or other benefits of such issuance, sale or distribution to GTR. GZTR Designated Shares are not eligible to receive dividends and cannot be voted by Genzyme. GZTR Designated Shares are created in certain circumstances when cash or other assets are transferred from Genzyme General to GTR. The number of GZTR Designated Shares will be decreased by: the number of shares of GZTR Stock issued by Genzyme, the proceeds of which are allocated to Genzyme General; the number of shares of GZTR Stock issued as a dividend to holders of GENZ Stock; and the number of shares of GZTR Stock issued upon the conversion of convertible securities, the proceeds of which are attributed to Genzyme General. In addition, the number of GZTR Designated Shares can be increased as a result of certain interdivision transactions.

Genzyme had the option to allocate to GTR, at $10.00 per GZTR Designated Share, up to $30.0 million from Genzyme General (the "GTR Purchase Option") in exchange for a maximum of 3,000,000 GZTR Designated Shares to be issued in connection with the exercise of the GTR Purchase Option. In each of June 1996 and 1997, pursuant to the terms of the GTR Purchase Option, the Genzyme Board elected to allocate $10.0 million in cash from Genzyme General to GTR in exchange for 1,000,000 GZTR Designated Shares, which were reserved for issuance at the sole discretion of the Genzyme Board for the benefit of the Genzyme General stockholders. There was no such allocation in 1998. The GTR Purchase Option has expired.

DISTRIBUTION OF GZTR DESIGNATED SHARES

If, as of May 31 of each year starting May 31, 1997, the number of GZTR Designated Shares on such date (not including those reserved for issuance with respect to Genzyme General convertible securities as a result of anti-dilution adjustments required by the terms of such instruments by the Genzyme Board) exceeds 10% of the number of shares of GZTR Stock then issued and outstanding, then substantially all GZTR Designated Shares will be distributed to holders of record of GENZ Stock, subject to reservation of a number of such shares equal to the sum of (a) the number of GZTR Designated Shares reserved for issuance upon the exercise or conversion of Genzyme General convertible securities and (b) the number of GZTR Designated Shares reserved by the Genzyme Board as of such date for sale not later than six months after such date, the proceeds of which sale will be allocated to Genzyme General.

On June 30, 1997, the Genzyme Board declared a dividend of approximately 2,686,000 GZTR Designated Shares. Of these shares, 2,292,000 shares of GZTR Stock, with a fair market value of $22.9 million, were issued to holders of GENZ Stock and 394,000 shares of GZTR Stock were reserved for issuance upon the exercise of Genzyme General stock options and warrants outstanding on June 11, 1997.

There was no distribution of GZTR Designated Shares in 1998.

GZTR Designated Shares activity is summarized below:

                                                  GZTR DESIGNATED
                                                      SHARES
                                                  ---------------
Balance at December 31, 1995.....                   1,286,908

Stock options exercised..........                     (42,728)
Stock warrants exercised.........                    (426,984)
Convertible notes conversion.....                    (255,249)
Exercise of GTR Purchase Option..                   1,000,000
Increase from equity line........                     231,645
                                                   ----------
  Balance at December 31, 1996...                   1,793,592

Stock options exercised..........                    (103,729)
Stock warrants exercised.........                      (2,617)
Exercise of GTR Purchase Option..                   1,000,000
Increase from equity line........                     489,810
Dividend distribution............                  (2,292,003)
                                                   ----------
  Balance at December 31, 1997...                     885,053

Stock options exercised..........                    (167,064)
Stock warrants exercised.........                      (1,721)
                                                   ----------
  Balance at December 31, 1998...                     716,268
                                                   ==========

DIRECTORS' DEFERRED COMPENSATION PLAN

Genzyme's Directors' Deferred Compensation Plan allows each member of the Genzyme Board who is not also an officer or employee of Genzyme to defer receipt of all or a portion of the cash compensation payable to him or her as a director of Genzyme and receive either cash or stock in the future. Compensation may be deferred until the termination of services as a director or, subject to certain restrictions, such other date as may be specified by the director. All of the current directors of Genzyme, other than those directors who are also officers or employees of Genzyme, are eligible to participate in the plan and as of December 31, 1998, one of the directors has elected to participate in the plan. Genzyme has reserved 50,000 shares of GENZ Stock, 50,000 shares of GZSP Stock, 50,000 shares of GZMO Stock and 100,000 shares of GZTR Stock to cover distributions of shares credited to stock accounts under the Directors' Deferred Compensation Plan (subject in each case to adjustments for stock splits, stock dividends, and certain transactions affecting Genzyme's capital stock). As of March 31, 1999 and December 31, 1998, no shares of GENZ Stock, GZSP Stock, GZMO Stock or GZTR Stock credited to stock accounts under the Directors' Deferred Compensation Plan have been distributed to participants.

SHARES RESERVED FOR ISSUANCE UNDER THE EQUITY PLANS, DIRECTORS' STOCK OPTION PLAN AND EMPLOYEE STOCK PURCHASE PLAN

At March 31, 1999, approximately 14,915,000 shares of GENZ Stock, 1,100,000 shares of GZSP Stock, 3,637,000 shares of GZMO Stock and 5,699,000 shares of GZTR Stock were reserved for issuance under the Company's 1990 Equity Incentive Plan, as amended, 1997 Equity Plan, 1998 Director Stock Option Plan, 1999 Employee Stock Purchase Plan, and upon the exercise of outstanding warrants.

STOCK OPTIONS

Pursuant to the 1990 Equity Incentive Plan, as amended, and the 1997 Equity Plan, options may be granted to purchase an aggregate of 23,800,000 shares of GENZ Stock, 500,000 shares of GZSP Stock, 3,500,000 shares of GZMO Stock and 5,300,000 shares of GZTR Stock. The plans allow the granting of stock options at not less than fair market value at date of grant, and stock appreciation rights, performance shares, restricted stock and stock units to employees and consultants of the Company, each with a maximum term of ten years. In addition, Genzyme has a 1998 Director Stock Option Plan pursuant to which nonstatutory stock options up to a maximum of 340,000 shares of GENZ Stock, 100,000 shares of GZSP Stock, 140,000 shares of GZMO Stock and 200,000 shares of GZSP Stock are automatically granted at fair market value to members of the Genzyme Board upon their election or reelection as directors. For each year of a director's term of office, he or she receives (a) an option to purchase 4,000 shares of GENZ Stock, and (b) options to purchase shares of GZSP Stock, GZMO Stock and GZTR Stock. All options expire ten years after the initial grant date and vest over four years.

                                 GENZYME GENERAL
       NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS - (CONTINUED)

     (Information with respect to the three months ended March 31, 1999 and
                          March 31, 1998 is unaudited)

Stock option activity is summarized below:

                                                      WEIGHTED
                                       SHARES         AVERAGE
                                    UNDER OPTION   EXERCISE PRICE    EXERCISABLE
                                    ------------   --------------    -----------
GENZ STOCK:
Outstanding at December 31, 1995     12,172,666        17.79          5,138,502
  Granted......................       3,442,484        29.16
  Exercised....................        (906,041)       15.70
  Forfeited and canceled.......        (643,626)       22.81
                                     ----------


Outstanding at December 31, 1996     14,065,483        20.48          6,505,835
  Granted......................       2,083,936        29.86
  Exercised....................      (1,760,934)       16.25
  Forfeited and canceled.......      (1,041,218)       23.77
                                     ----------
Outstanding at December 31, 1997     13,347,267        22.22          6,982,224
  Granted......................       2,482,222        29.61
  Exercised....................      (3,319,203)       20.11
  Forfeited and canceled.......        (917,556)       27.21
                                     ----------

Outstanding at December 31, 1998     11,592,730        24.00          5,579,267
                                     ==========


The total exercise proceeds for all options outstanding at December 31, 1998 is approximately $278,271,000 for GENZ Stock. Information regarding the range of option prices as of December 31, 1998 is as follows:

GENZ STOCK:

                                      WEIGHTED
                                      AVERAGE
                       NUMBER        REMAINING       WEIGHTED       EXERCISABLE        WEIGHTED
   RANGE OF         OUTSTANDING     CONTRACTUAL      AVERAGE          NUMBER           AVERAGE
EXERCISE PRICES    AS OF 12/31/98      LIFE       EXERCISE PRICE   AS OF 12/31/98   EXERCISE PRICE
----------------   --------------   -----------   --------------   --------------   --------------
$  4.82 - $15.14     2,526,171         4.10         $ 12.79          1,630,092        $ 11.72
  15.19 -  24.88     2,452,083         5.12           20.48          1,978,770          20.24
  25.00 -  28.00     3,146,767         8.27           27.44            590,030          26.76
  28.06 -  30.63     2,875,941         8.04           30.37          1,300,498          30.35
  30.65 -  47.88       591,768         9.15           37.19             79,877          33.81
----------------   --------------   -----------   --------------   --------------   --------------
$  4.82 - $47.88    11,592,730         6.68         $ 24.00          5,579,267        $ 20.99


EMPLOYEE STOCK PURCHASE PLAN

Genzyme's 1990 Employee Stock Purchase Plan, as amended, allows full-time employees, as defined in the plan, to purchase the Company's stock at 85% of fair market value. Under this plan, (i) 2,250,000 shares of GENZ Stock are authorized for issuance, of which 388,048, 366,922 and 291,053 shares were issued in 1998, 1997 and 1996, respectively, (ii) 1,450,000 shares of GZTR Stock are authorized for issuance, of which 515,936, 280,819 and 325,300 shares were issued in 1998, 1997 and 1996, respectively, (iii) 500,000 shares of GZMO Stock are authorized for issuance, none of which have been issued.


STOCK COMPENSATION PLANS

The Company applies APB Opinion 25 and related interpretations in accounting for its four stock-based compensation plans, the 1990 Equity Incentive Plan and the 1997 Equity Incentive Plan (both of which are stock option plans), the 1990 Employee Stock Purchase Plan, as amended, (a stock purchase plan), and the 1998 Director Stock Option Plan, and accordingly, no compensation expense has been recognized for options granted and shares purchased under the provisions of these plans for options granted to employees with an exercise price equal to fair market value. Had compensation expense for the stock-based compensation plans been determined based on the fair value at the grant dates for options granted and shares purchased under the plans consistent with the method of SFAS 123, net income (loss) and income (loss) per share would have been as follows:

                                 GENZYME GENERAL
       NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS - (CONTINUED)

     (Information with respect to the three months ended March 31, 1999 and
                          March 31, 1998 is unaudited)

                                                                DECEMBER 31,
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)     1998          1997           1996
                                                   --------     -----------     ---------
GENZYME GENERAL:
  Net income:
    As reported..................................  $170,909       $107,175       $13,811
    Pro forma....................................  $157,334       $ 95,168       $ 3,755

  Basic income per share:
    As reported..................................  $   2.16       $   1.40       $  0.20
    Pro forma....................................  $   1.99       $   1.24       $  0.05

  Diluted income per share:
    As reported..................................  $   2.06       $   1.36       $  0.19
    Pro forma....................................  $   1.83       $   1.21       $  0.05

The effects of applying SFAS 123 in this pro forma disclosure are not likely to be representative of the effects on reported net income for future years. SFAS 123 does not apply to awards granted prior to 1995, and additional awards are anticipated in future years.

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model. In computing these pro forma amounts, Genzyme General has assumed a risk-free interest rate equal to approximately 5.59%, 5.96% and 6.37%, expected volatility of 44%, 42% and 45%, zero dividend yields and expected lives of four years for 1998, 1997 and 1996, respectively. The average fair value of the Genzyme General options granted during 1998, 1997 and 1996 is estimated as $12.87, $12.21 and $11.98, respectively, on the date of grant.

STOCK RIGHTS

Pursuant to the Company's shareholder rights plan, which was renewed in March 1999, each outstanding share of GENZ Stock also represents one preferred stock purchase right (a "GENZ Stock Right"). Each GENZ Stock Right, when it becomes exercisable, will entitle the registered holder to purchase from Genzyme one one-hundredth of a share of Series A Junior Participating Preferred Stock at a purchase price of $300.00, subject to adjustment.


WARRANTS

Genzyme sold three warrants (the "Front-End Warrant", the "NDA Warrant", and the "Callable Warrant"), to purchase Genzyme common stock to Canadian Medical Discoveries Fund ("CMDF") for an aggregate purchase price of $1.0 million (Canadian). Each warrant is initially exercisable for up to 40,000 shares of GENZ Stock and will be converted automatically upon the closing date of the first underwritten public offering of GZMO Stock (the "Qualified Public Offering") into warrants to purchase shares of GZMO Stock as follows:

The Front-End Warrant is exercisable immediately and will terminate upon the earlier of the exercise of the Mandatory Purchase Right by CMDF or July 31, 2002. The exercise price of the Front-End Warrant is $30.18 per share of GENZ Stock (120% of $25.15) and, upon conversion following the Qualified Public Offering, will be equal to 120% of a defined conversion price per share of GZMO Stock.

The NDA Warrant will be exercisable during the one-year period following the filing of the first new drug application with the FDA for a product developed through the collaboration and will terminate upon the earliest of the exercise of the Mandatory Purchase Right by CMDF, the expiration of the Purchase Option or July 31, 2007. The exercise price of the NDA Warrants is $30.18 per share of GENZ Stock and, upon conversion following the Qualified Public Offering, will be equal to 120% of a defined conversion price per share of GZMO Stock.

                                 GENZYME GENERAL
       NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS - (CONTINUED)

     (Information with respect to the three months ended March 31, 1999 and
                          March 31, 1998 is unaudited)

The Callable Warrant will terminate upon the earliest of the exercise of the Mandatory Purchase Right by CMDF, the exercise of the Purchase Option or July 31, 2005 and will be exercisable during the three-year period following the expiration of the Purchase Option. The exercise price of the Callable Warrant per share of GENZ Stock will be equal to the average of the closing sale prices of GENZ Stock on the Nasdaq National Market for the 20 trading days ending on the expiration date of the Purchase Option and, upon conversion following the Qualified Public Offering, will be equal to the average of closing sale prices of GZMO Stock on the Nasdaq National Market for the 20 trading days ending on the expiration date of the Purchase Option.

In 1992 and 1995, Genzyme issued certain warrants which, when exercised between December 16, 1994 and July 10, 1997, grant the holders two shares of GENZ Stock and .0675 share of GZTR Stock (after giving effect to the 2-for-1 split of shares of GENZ Stock in July 1996) for each warrant exercised. When exercised after July 10, 1997, holders received two shares of GENZ Stock and .0975 shares of GZTR Stock. These warrants were granted in exchange for the receipt of options to purchase the callable common stock of Neozyme II and in connection with Genzyme's purchase of the publicly-held shares of IG Laboratories, Inc. ("IG") in exchange for IG warrants.

Warrant activity related to GENZ Stock is summarized below:

                                           WARRANTS              WARRANT PRICE
                                          ----------             -------------
Outstanding at December 31, 1995          5,597,241              16.01 - 42.67
                                          ---------
  Exercised....................          (3,170,551)             16.01 - 38.25
  Tendered.....................          (2,385,686)
  Expired......................              (5,685)             16.01 - 38.25
                                          ---------

Outstanding at December 31, 1996             35,319              16.01 - 44.20
  Granted......................             120,000                  30.18
  Exercised....................             (19,340)                 44.20
                                          ---------

Outstanding at December 31, 1997            135,979              16.01 - 44.20
                                          ---------
  Exercised....................             (13,019)             42.67 - 44.20
  Expired......................              (2,960)                 44.20
                                          ---------

Outstanding at December 31, 1998            120,000                  30.18
                                          =========

                                 GENZYME GENERAL
       NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS - (CONTINUED)

     (Information with respect to the three months ended March 31, 1999 and
                          March 31, 1998 is unaudited)

NOTE N. RESEARCH AND DEVELOPMENT AGREEMENTS

    Genzyme allocates all research and development agreements with unconsolidated affiliates to Genzyme General, GSP, GMO or GTR based on the business to which the research relates.

    Revenues from research and development agreements with related parties include the following (amounts in thousands):


                                                                                      DECEMBER 31,
                                                                                    1998        1997        1996
-----------------------------------------------------------------------------------------------------------------
Fees for research and development activities:
     GTC.........................................                                  $3,568      $8,041     $ 3,212
     Neozyme II..................................                                       -           -      19,799
                                                                                   ------      ------     -------
                                                                                   $3,568      $8,041     $23,011
                                                                                   ======      ======     =======

The disclosures related to Neozyme II and Genzyme General's participation in research contracts are included in Note J., "Investments - GTC, RenaGel LLC, BioMarin/Genzyme LLC and Pharming/Genzyme LLC" above.

                                 GENZYME GENERAL
       NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS - (CONTINUED)

     (Information with respect to the three months ended March 31, 1999 and
                          March 31, 1998 is unaudited)


NOTE O. COMMITMENTS AND CONTINGENCIES

From time to time Genzyme has been subject to legal proceedings and claims arising in connection with its business. At March 31, 1999 and December 31, 1998, there were no asserted claims against Genzyme which, in the opinion of management, if adversely decided would have a material adverse effect on Genzyme General's financial position and results of operations.


NOTE P. INCOME TAXES

Income before income taxes and the related income tax expense (benefit) are as follows (amounts in thousands):

                                                 DECEMBER 31,
                                  1998            1997            1996
-------------------------------------------------------------------------
Domestic (1) ................   $204,182        $112,349         $  7,535
Foreign .....................      9,514           8,822           10,308
                                --------        --------         --------
    Total ...................   $213,696        $121,171         $ 17,843
                                ========        ========         ========

Currently payable:
 Federal ....................   $ 69,567        $ 40,426         $ 42,609
 State ......................      9,354           4,286            7,589
 Foreign ....................      4,016           2,971            3,616
                                --------        --------         --------
    Total current ...........     82,937          47,683           53,814

Deferred:
 Federal ....................     (1,734)         (3,713)         (25,748)
 State ......................       (829)           (245)             464
                                --------        --------         --------
    Total deferred ..........     (2,563)         (3,958)         (25,284)
                                --------        --------         --------
Provision for income taxes...   $ 80,374        $ 43,725         $ 28,530
                                ========        ========         ========


(1) Includes $106.4 million in charges for purchased research and development and acquisition expenses in 1996.


     Provisions for income taxes were at rates other than the U.S. federal statutory tax rate for the following reasons (amounts in thousands):

                                                          DECEMBER 31,
                                                    1998      1997      1996
                                                    ----      ----      ----
Tax at U.S. statutory rate ...................      35.0%     35.0%     35.0%
Losses in less than 80%-owned
 subsidiaries with no current tax benefit ....       0.8       0.8       0.7
State taxes, net .............................       3.1       3.0       5.2
Foreign sales corporation ....................      (1.5)     (1.8)     (1.8)
Nondeductible amortization ...................       0.8       1.4       1.3
Benefit of tax credits .......................      (1.0)     (1.3)     (2.3)
Other, net ...................................       0.5      (0.8)      4.8
Utilization of operating loss carryforwards ..       0.0       0.0      (2.2)
                                                   -----     -----     -----
     Effective tax rate before certain charges      37.7      36.3      40.7

Gross charge for purchased research and
  development net of related tax benefits ....       0.0       0.0     119.2
                                                   -----     -----     -----
                                                    37.7      36.3     159.9
Allocated tax benefits generated by
 Genzyme Tissue Repair .......................      (7.7)    (14.7)    (95.3)
Allocated tax benefits generated by
 Genzyme Molecular Oncology ..................      (1.7)     (2.2)      0.0
Allocated tax benefits generated by
 Genzyme Surgical Products....................      (8.4)     (8.4)    (42.0)
                                                   -----     -----     -----
Effective tax rate attributable to GENZ Stock       19.9%     11.0%     22.6%
                                                   =====     =====     =====

                                 GENZYME GENERAL
       NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS - (CONTINUED)

     (Information with respect to the three months ended March 31, 1999 and
                          March 31, 1998 is unaudited)

    At December 31 the components of net deferred tax assets were as follows (amounts in thousands):

                                                         DECEMBER 31,
                                                       1998       1997
-----------------------------------------------------------------------
Deferred tax assets:
   Net operating loss carryforwards...............  $  2,423   $  3,078
   Tax credits....................................     3,714      5,091
   Deferred gain..................................     2,002      2,237
   Intangible amortization........................    38,271     35,442
   Investments in unconsolidated subsidiaries.....     3,108      1,323
   Realized and unrealized capital losses.........     8,822     15,670
   Reserves and other.............................    35,798     18,858
   Allocation of tax benefit from Genzyme
   Tissue Repair..................................     2,648      3,252
   Allocation of tax benefit from Genzyme
   Molecular Oncology.............................    15,621     15,515
                                                    --------   --------
     Gross deferred tax asset.....................   112,407    100,466
   Valuation allowance............................   (15,383)   (13,597)
                                                    --------   --------
     Net deferred tax asset.......................    97,024     86,869
Deferred tax liabilities:
   Allocation of tax liability from Genzyme
     Surgical Products............................    (2,788)    (2,341)
   Depreciable assets.............................   (26,373)   (20,939)
                                                    --------   --------
     Net deferred tax asset.......................  $ 67,863   $ 63,589
                                                    ========   ========


Due to uncertainty surrounding the realization of certain favorable tax attributes primarily relating to capital losses related to the purchase of in-process research and development, Genzyme General placed a valuation allowance of $15.4 million and $13.6 million for December 31, 1998 and December 31, 1997, respectively, against otherwise recognizable deferred tax assets.

Realization of the net deferred tax assets is dependent on generating sufficient taxable income prior to the expiration of loss carryforwards. Although realization is not assured, management believes that it is more likely than not that all of the net deferred tax assets will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

At December 31, 1998 Genzyme General had U.S. net operating losses of $6.7 million and $8.6 million, respectively, for income tax purposes. At December 31, 1998 and 1997, Genzyme General had U.S. tax credit carryforwards of $3.7 million and $5.1 million, respectively for income tax purposes. The net operating loss carryforwards expire from 2003 to 2013. Utilization of tax net operating loss carryforwards may be limited under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). Tax credits of $3.7 million carry forward indefinitely.


NOTE Q. BENEFIT PLANS

Genzyme has a domestic employee savings plan under Section 401(k) of the Code covering substantially all employees of the Company with the exception of employees of GSP who have a separate retirement savings plan. The plan allows employees to make contributions up to a specified percentage of their compensation, a portion of which are matched by the Company. Genzyme General contributed $3.0 million, $1.1 million and $0.5 million to the 401(k) Plan in 1998, 1997 and 1996, respectively.

The Company has defined-benefit pension plans covering substantially all the employees of GSP and certain of Genzyme's foreign subsidiaries. Pension expense for Genzyme General for 1998, 1997 and 1996 was approximately $1.1 million, $1.1 million and $0.6 million, respectively. Pension costs are funded as accrued. Actuarial and other disclosures regarding the plans are not presented because they are not material.

                                 GENZYME GENERAL
       NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS - (CONTINUED)

     (Information with respect to the three months ended March 31, 1999 and
                          March 31, 1998 is unaudited)


NOTE R. SEGMENT REPORTING

Genzyme General has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of Genzyme General's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers.

Genzyme General's reportable segments are strategic business units that offer different products and services. Genzyme General has two reportable segments:

- The Therapeutics business unit, which develops, manufactures and distributes human therapeutic products for significant unmet medical needs. The business derives substantially all of its revenue from Cerezyme(R) enzyme and Ceredase(R) enzyme sales.

- The Diagnostic Products business unit, which provides diagnostic products to niche markets focusing on in vitro diagnostics.

Information concerning the operations in these reportable segments is as follows (amounts in thousands):

                                                           FOR THE THREE MONTHS                       FOR THE YEARS
                                                             ENDED MARCH 31,                        ENDED DECEMBER 31,
                                                           1999           1998             1998            1997           1996
                                                       ---------------------------     -------------------------------------------
                                                               (unaudited)
   REVENUES:
     Therapeutics .................................    $   115,041     $    93,522     $   413,645     $   332,712     $   264,588
     Diagnostic Products ..........................         14,692          16,717          65,683          66,288          65,789
     Other ........................................         20,457          18,604          85,846          86,927         107,163
     Eliminations/Adjustments .....................            576           1,053           4,145          10,441          23,188
                                                       -----------     -----------     -----------     -----------     -----------
       Total ......................................    $   150,766     $   129,896     $   569,319     $   496,368     $   460,728
                                                       ===========     ===========     ===========     ===========     ===========

   DEPRECIATION AND AMORTIZATION EXPENSE:
     Therapeutics .................................                                    $    10,862     $    10,054     $     1,700
     Diagnostic Products ..........................                                          4,715           4,540           7,487
     Other ........................................                                         11,470           7,410           7,161
     Eliminations/Adjustments .....................                                         10,711          12,818           9,429
                                                                                       -----------     -----------     -----------
       Total ......................................                                    $    37,758     $    34,822     $    25,777
                                                                                       ===========     ===========     ===========

   EQUITY IN NET LOSS OF UNCONSOLIDATED AFFILIATES:
     Therapeutics .................................                                    $   (12,480)    $    (2,310)    $      --
     Diagnostic Products ..........................                                           --              --              --
     Other ........................................                                           (107)            (71)           (174)
     Eliminations/Adjustments .....................                                         (7,152)         (3,401)         (3,482)
                                                                                       -----------     -----------     -----------
       Total ......................................                                    $   (19,739)    $    (5,782)    $    (3,656)
                                                                                       ===========     ===========     ===========

   INCOME TAX (EXPENSE) BENEFIT:
     Therapeutics .................................                                    $   (76,606)    $   (61,389)    $   (57,145)
     Diagnostic Products ..........................                                        (13,755)         (1,409)         (2,430)
     Other ........................................                                          2,134           8,658             621
     Eliminations/Adjustments .....................                                          7,853          10,415          30,424
                                                                                       -----------     -----------     -----------
       Total ......................................                                    $   (80,374)    $   (43,725)    $   (28,530)
                                                                                       ===========     ===========     ===========

   NET INCOME:
     Therapeutics .................................    $    33,871          28,922     $   120,832     $   104,527     $    82,232
     Diagnostic Products(1) .......................          1,129              84          21,694           2,400           3,499
     Other ........................................         (1,780)         (1,520)         (3,367)        (14,741)           (895)
     Eliminations/Adjustments .....................            285          (2,351)         (6,107)        (15,544)        (95,523)
                                                       -----------     -----------     -----------     -----------     -----------
       Total ......................................    $    33,505     $    25,135     $   133,052     $    76,642     $   (10,687)
                                                       ===========     ===========     ===========     ===========     ===========

   SEGMENT ASSETS:
     Therapeutics .................................                                    $   326,305     $   315,775
     Diagnostic Products ..........................                                         49,430          54,132
     Other ........................................                                         94,930          92,605
     Eliminations/Adjustments .....................                                        939,726         497,978
                                                                                       -----------     -----------
       Total ......................................                                    $ 1,410,391     $   960,490
                                                                                       ===========     ===========


(1) Includes a gain on sale of product line in 1998 totaling $31.2 million.

                                 GENZYME GENERAL
       NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS - (CONTINUED)

     (Information with respect to the three months ended March 31, 1999 and
                          March 31, 1998 is unaudited)

The amounts in the category Other consist primarily of amounts derived in Genzyme General's genetic testing and Pharmaceuticals business units. There are no transactions between reportable segments. The difference between the reportable segment's Net Income and Segment Assets and the Combined Net Income and the Combined Total Assets for Genzyme General is included in the category Eliminations/Adjustments. The amounts in Eliminations/Adjustments for the category Net Income primarily consists of Genzyme General's interest income and interest expense and certain other income and expense amounts not allocated to the segments. Eliminations/Adjustments in the category Net Income for 1996 included a $106.5 million charge for in-process technology. Segment Assets for reportable segments include the following: Accounts Receivable, Inventory, certain Fixed Assets and certain Intangible Assets. Therefore, the amounts in Elimination/Adjustments for Segment Assets consist of the following:

                                                                       DECEMBER 31,
                                                                     1998       1997
                                                                  ---------------------

Cash, cash equivalents, short and long term investments.......     $556,097   $193,197
Intangibles, net..............................................       41,556     26,488
Property, plant and equipment, net............................      133,995    110,305
Investment in equity securities...............................       51,977     30,047
Other.........................................................      156,101    137,941
                                                                   --------   --------
    Total Eliminations/Adjustments............................     $939,726   $497,978
                                                                   ========   ========

Genzyme General operates in the healthcare industry and primarily manufactures and markets its products in two major geographic areas-the United States and Europe. Genzyme General's principal manufacturing facilities are located in the United States, United Kingdom, Switzerland and Germany. Genzyme General purchases products from its British and Swiss subsidiaries for sale to customers in the United States. Transfer prices from the foreign subsidiaries are intended to allow Genzyme to produce profit margins commensurate with its sales and marketing effort. Genzyme's Netherlands subsidiary is the primary European distributor of Genzyme General's therapeutic products.

Certain information by geographic area follows (amounts in thousands):

                                                                 LONG-LIVED
                                                    REVENUES       ASSETS
                                                   ---------     ---------
1998
United States...............................       $ 371,587     $ 755,023
Netherlands.................................          31,413           730
Other.......................................         166,319        56,517
                                                   ---------     ---------
Total.......................................       $ 569,319     $ 812,270
                                                   =========     =========

1997
United States...............................       $ 363,455     $ 506,085
Netherlands.................................          39,936           652
Other.......................................          92,977        53,546
                                                   ---------     ---------
Total.......................................       $ 496,368     $ 560,283
                                                   =========     =========

1996
United States...............................       $ 341,903
Netherlands.................................          56,685
Other.......................................          62,140
                                                   ---------
Total.......................................       $ 460,728
                                                   =========


Genzyme General's results of operations are highly dependent upon the sales of Cerezyme(R) enzyme and Ceredase(R) enzyme. For the years ended December 31, 1998, 1997 and 1996, sales of Cerezyme(R) enzyme and Ceredase(R) enzyme represented 81%, 78% and 71% of total product sales. In 1998, 1997 and 1996, Genzyme marketed Cerezyme(R) enzyme and Ceredase(R) enzyme directly to physicians, hospitals and treatment centers, and sold products representing approximately 14%, 22% and 13%, respectively, of net revenue to an unaffiliated distributor. The credit risk associated with trade receivables is mitigated due to the large number of customers and their broad dispersion over different industries and geographic areas.

                                 GENZYME GENERAL
       NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS - (CONTINUED)

     (Information with respect to the three months ended March 31, 1999 and
                          March 31, 1998 is unaudited)

NOTE S. QUARTERLY RESULTS (UNAUDITED)

    Summarized quarterly financial data (amounts in thousands, except per share amounts) for the years ended December 31, 1998 and 1997 are displayed in the following table.

                                                1ST           2ND         3RD          4TH
                                              QUARTER       QUARTER     QUARTER      QUARTER
                                              --------      --------    --------     --------
 1998
 Net sales................................    $128,843      $140,713    $141,021     $154,595
   Gross profit...........................      89,089        98,860     101,304      117,635
   Net income (1,2).......................      34,056        41,086      53,752       42,015
   Income per share:
     Basic................................        0.43          0.52        0.68         0.52
     Diluted..............................        0.42          0.50        0.64         0.49

 1997
 Net sales................................    $126,154      $142,245    $143,966     $ 71,509
   Gross profit...........................      84,607        98,697      76,762       42,131
   Net income (1,2).......................      26,220        33,994      39,572        7,389
   Income per share:
     Basic................................        0.35          0.45        0.52         0.10
     Diluted..............................        0.34          0.44        0.50         0.09

------------

(1) Includes pre-tax charges in the third quarter of 1998 of $14.8 million resulting from certain other charges (see Note C., "Other Charges" above) and a pre-tax gain on the sale of the research products business assets of $31.2 million, also recorded in the third quarter of 1998 (see Note D., "Sale of Research Products Business Assets" above).

(2) Includes pre-tax charges in the fourth quarter of 1997 of $21.8 million related to certain other charges recorded in December 1997 (see Note C., "Other Charges" above).


NOTE T. SUBSEQUENT EVENTS (UNAUDITED)

In April 1999, Genzyme General received approximately $8.3 million ($8.0 million in principal and $0.3 million in interest) in connection with certain notes receivable that were previously fully reserved due to uncertainty surrounding collection. Genzyme received these notes in partial consideration for the sale of GDI in 1996. The $8.3 million will be recorded as a gain in the second quarter of 1999.

On June 28, 1999, Genzyme distributed to holders of GENZ Stock of record as of June 14, 1999, 0.17901 share of GZSP Stock for each share of GENZ Stock held.

GENZYME GENERAL


                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Genzyme Corporation:

In our opinion, the accompanying supplemental combined balance sheets and the related supplemental combined statements of operations and cash flows present fairly, in all material respects, the financial position of Genzyme General (as described in Note A) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. In addition, in our opinion, the supplemental financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related supplemental combined financial statements. These supplemental financial statements and supplemental financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these supplemental financial statements and supplemental financial statement schedule based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As more fully described in Note A to these supplemental financial statements, Genzyme General is a division of Genzyme Corporation; accordingly, the supplemental combined financial statements of Genzyme General should be read in conjunction with the audited consolidated financial statements of Genzyme Corporation and Subsidiaries. As more fully described in Note A to these supplemental combined financial statements, on June 28, 1999 Genzyme distributed to holders of Genzyme General common stock of record as of June 14, 1999 approximately 14.8 million shares of Genzyme Surgical Products Common Stock. The accompanying supplemental combined financial statements give retroactive effect to this distribution. These financial statements do not extend through the date of distribution of the Genzyme Surgical Products Common Stock; however, they will become the historical combined financial statements of Genzyme General after financial statements covering the date of distribution are issued.



                                   /s/ PricewaterhouseCoopers LLP
                                   -------------------------------------
                                       PricewaterhouseCoopers LLP

Boston, Massachusetts
June 28, 1999

GENZYME GENERAL DIVISION
SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


           COLUMN A                 COLUMN B                 COLUMN C                COLUMN D           COLUMN E
--------------------------------------------------------------------------------------------------------------------
                                                          ADDITIONS
                                                  ------------------------------
                                   BALANCE AT       CHARGED TO       CHARGED                             BALANCE
                                   BEGINNING        COSTS AND       TO OTHER                             AT END
          DESCRIPTION              OF PERIOD        EXPENSES        ACCOUNTS         DEDUCTIONS         OF PERIOD
--------------------------------------------------------------------------------------------------------------------
Year ended December
31, 1998:
Allowance for
doubtful accounts  ..........     $ 8,415,700     $ 5,059,000       $     --         $ 3,561,600        $ 9,913,100

Inventory Reserve ...........     $15,471,300     $18,178,000       $     --         $16,018,169        $17,631,131

Year ended December 31, 1997:

Allowance for
doubtful accounts ...........     $11,967,900     $ 2,080,000             --         $ 5,632,200        $ 8,415,700

Inventory Reserve ...........     $ 2,631,300     $15,101,000(1)          --         $ 2,261,000        $15,471,300

Year ended December
31, 1996:
Allowance for
doubtful accounts ...........     $ 7,833,800     $ 5,620,000       $1,508,000(3)    $ 2,993,900(2)     $11,967,900

Inventory Reserve ...........     $ 3,082,200     $ 1,097,600             --         $ 1,548,500        $ 2,631,300

------------

(1) Includes $13.4 million of strategic financial provisions (see Note C, "Other Charges" to Genzyme General's Combined Financial Statements).

(2) Uncollectable accounts written off, net of recoveries.

(3) Reserve acquired in acquisition.